                                           PURSUANT TO RULE 424(b)(3)
                                           REGISTRATION STATEMENT NO. 333-36190

                                   PROSPECTUS

                                   AXONYX INC.

                        1,060,000 shares of common stock

     This prospectus covers the offer and sale of up to 1,060,000 shares of common stock of Axonyx Inc. by certain selling security holders. The shares being offered include 1,005,000 shares reserved for issuance upon exercise of warrants that we have issued to selling security holders.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "AXYX." On May 19, 2000, the closing bid price for our common stock was $11.375 per share.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A LOSS OF YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus is May 23, 2000.

                                TABLE OF CONTENTS

                                                                          PAGE
Prospectus Summary.......................................................   4
Risk Factors.............................................................   6
Use of Proceeds..........................................................  13
Price Range of Common Stock and Dividend Policy..........................  14
Management's Discussion and Analysis of Financial
Condition and Results of Operations......................................  15
Description of Business..................................................  21
     Glossary............................................................  21
         A.  Background on Our Company...................................  23
         B.  Axonyx Drug Discovery Programs..............................  24
         C.  The Industry and Market.....................................  28
         D.  FDA Regulatory Matters......................................  28
         E.  Strategic Alliances.........................................  29
         F.  Manufacturing, Marketing and Sales..........................  31
         G.  Patents, Trademarks, and Copyrights.........................  31
         H.  Competition.................................................  33
         I.  Employees...................................................  33
         J.  Description of Property.....................................  34
         K.  Legal Proceedings...........................................  34
Management...............................................................  34
Executive Compensation...................................................  39
Principal Shareholders...................................................  42
Certain Relationships and Related Transactions...........................  45
Description of Securities................................................  47
Selling Security Holders.................................................  49
Plan of Distribution.....................................................  53
Changes in and Disagreements With Accountants............................  54
Legal Matters............................................................  55
Experts..................................................................  55
Available Information....................................................  56
Index to Financial Statements............................................ F-1

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including information contained under the caption "Risk Factors", "Description of Business" and "Financial Statements", including the notes thereto, appearing elsewhere in this prospectus. Unless otherwise indicated herein, the information in this prospectus does not give effect to the issuance of up to 1,767,800 shares in the event of conversion of outstanding warrants, 1,554,651 shares in the event of conversion of outstanding options, and 636,300 shares issuable upon exercise of future options available for grant under our Stock Option Plan. The information in this prospectus gives effect to a 2:1 forward stock split of our common stock which took place on February 23, 1999. All information on outstanding securities of our company gives effect to this stock split except where specifically noted.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. YOU ARE URGED TO READ THIS PROSPECTUS CAREFULLY AND IN ITS ENTIRETY.

THE COMPANY

     We are engaged in the business of identifying and acquiring novel central nervous system drug candidates. We acquire patent rights to central nervous system pharmaceutical compounds with significant potential market impact and advance the compounds through clinical development towards regulatory approval. We have acquired worldwide exclusive patent rights to three main classes of therapeutic compounds designed for the treatment of Alzheimer's Disease, Mild Cognitive Impairment, and related diseases. We licensed these patent rights from New York University and, via a sublicense, from the National Institute on Aging. We have an ongoing research and development relationship with both of these licensors.

     We are developing compounds under contract in laboratories at the New York University School of Medicine and, through a research and development collaboration, with the National Institute on Aging's laboratories and elsewhere. We are negotiating a licensing agreement concerning certain of our pharmaceutical compounds with Ares Serono, S.A. a Swiss pharmaceutical company. Under the terms of a Development Agreement and Right to License agreement with a subsidiary of Ares Serono, S.A., signed on May 17, 1999 Ares Serono has been undertaking research on the covered compounds. In addition, we are sponsoring the development of a diagnostic test for Alzheimer's Disease at the University of Melbourne (Australia). We intend to develop other corporate partnerships with established and well capitalized pharmaceutical companies for the clinical development of some of our other compounds and for their production, commercialization and marketing. We do not currently maintain any proprietary laboratory or research premises.

     We have licensed a portfolio of drugs that covers three distinct therapeutic approaches. These drugs have demonstrated activity in treating the causes of Alzheimer's Disease in preclinical development. Each class of drug compounds has a different target and represents a unique, innovative platform for the development of pharmaceutical products for the diagnosis and treatment of Alzheimer's Disease.

     The treatment of people with Alzheimer's Disease is a multi billion-dollar industry in the United States alone and constitutes an extremely large potential market with an unmet therapeutic need. Currently there are only three approved drugs that provide at best marginal symptomatic relief for one aspect of Alzheimer's Disease. One of our compounds, Phenserine, an acetylcholinesterase inhibitor, has shown in preclinical studies a potential therapeutic and safety profile superior to the leading product currently on the market. Our two other lead product candidates, Cymserine, a butyrylcholinesterase inhibitor, and the Amyloid Inhibitory Peptides, attack the disease in other inventive and effective ways, representing potentially new platform technologies for the treatment of Alzheimer's Disease. The Development Agreement and Right to License with Ares Serono includes the Amyloid Inhibitory Peptides. We expect to derive our revenues from patent sub-licensing fees, royalties from pharmaceutical sales, appropriate milestone payments, and research and development contracts.

THE OFFERING

common stock offered by
selling security holders                   1,060,000 shares (1)

common stock outstanding:
         prior to the offering             14,214,019 shares
         after the offering                15,219,019 shares

Nasdaq trading symbol for common stock     AXYX

Risk                                       Factors This offering involves
                                           a high degree of risk. See "Risk
                                           Factors".

----------

(1) The selling security holders are offering up to 1,060,000 shares, including 1,005,000 shares of our common stock that are issuable to them upon the exercise of warrants that they own, and 55,000 shares of common stock held by selling security holders. The shares will be sold in brokerage transactions that may be effected by them from time to time. We have not arranged for any underwriter to sell the shares on behalf of the selling security holders.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE INVESTING IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. THIS COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING STATEMENTS ABOUT FUTURE PLANS, OBJECTIVES, INTENTIONS MATERIALLY FROM THOSE DISCUSSED IN ANY FORWARD-LOOKING STATEMENTS.

                          RISKS RELATED TO OUR BUSINESS

WE ARE AT AN EARLY STAGE OF DEVELOPMENT AND WE HAVE A LIMITED OPERATING HISTORY. WE HAVE A LARGE ACCUMULATED DEFICIT AND MAY NEVER BECOME PROFITABLE.

     We have a very limited operating history upon which investors may base an evaluation of our likely future performance. Since we began operations in 1997 we have been engaged in organizational and start-up activities, including developing our research programs, recruiting outside directors, employees and key consultants, and consummating patent licensing agreements. To date, we have not had any laboratory facilities in which to conduct any research and will not have any operational laboratories of our own in the near future. We have had only limited revenue from license fees to date, other than interest income. As of March 31, 2000, we had an accumulated deficit of $7,257,000, and our operating losses are continuing.

WE HAVE NO PRODUCTS AVAILABLE FOR SALE AND THERE CAN BE NO ASSURANCE THAT WE WILL BE SUCCESSFUL IN DEVELOPING PRODUCTS SUITABLE FOR COMMERCIALIZATION.

- We have no products available for sale and we do not expect to have any products commercially available for several years, if at all.

-    Our research and development programs are at an early stage.

- There can be no assurance that our research will lead to the discovery of any therapeutic agents.

- If any potential products are identified, they will require significant additional research, development, preclinical and clinical testing, regulatory approval and substantial additional investment prior to commercialization.

- Any potential products we identify may not be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, or be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

THERE CAN BE NO ASSURANCE OF FUTURE REVENUE OR OPERATING PROFITS AND INVESTORS COULD LOSE THEIR ENTIRE INVESTMENT.

     We expect to incur substantial operating losses for at least the next several years. We currently have limited sources of revenue other than interest income, and we cannot assure you that we will be able to develop other revenue sources or that our operations will become profitable, even if we are able to enter into joint venture arrangements to commercialize any products. Other than interest income, the only revenue that we have realized to date has been a modest fee paid by Ares Serono, S.A. under the terms of the Development Agreement and Right to License. If we do not generate significant increases in revenue, at some point in the future we may not be in a position to continue operations and investors could lose their entire investment.

IF WE FAIL TO COMPLY WITH THE TERMS OF OUR LICENSING AGREEMENTS OUR LICENSORS MAY TERMINATE CERTAIN LICENSES TO PATENT RIGHTS, CAUSING US TO LOSE VALUABLE INTELLECTUAL PROPERTY ASSETS.

     Under the terms of its licensing agreements with each of our patent licensors, New York University and, via a sublicense, the United States Public Health Service (on behalf of the National Institute of Aging), our exclusive license to our patent rights may be terminated if we fail to meet our obligations to the licensors. We have not, as of the date of this prospectus, received notice of default of any of our obligations. If we receive written notice of our default or material breach of any of our obligations under the licensing agreements we must cure the default within thirty or sixty days or the relevant licensor may terminate the license. After such termination, we would not be entitled to make any further use whatsoever of the licensed patent rights or any technology we have derived from them. Such termination could also cause us to lose some or all of our revenues under sublicensing agreements, if any.

     The performance of our obligations to the licensors will require increasing expenditures as the development of the licensed drug compounds proceed. There can be no guarantee that we will be capable of raising the funds necessary to meet our license obligations, sublicense part or all of our licensed drug compounds to a third party capable of undertaking the obligations, or fulfill additional licensing obligations.

WE DO NOT CURRENTLY HAVE THE CAPABILITY TO UNDERTAKE MANUFACTURING, MARKETING, OR SALES OF ANY POTENTIAL PRODUCTS AND WE HAVE LIMITED PERSONNEL TO OVERSEE CLINICAL TESTING AND THE REGULATORY APPROVAL PROCESS.

     We have not invested in manufacturing, marketing or product sales resources. There can be no assurance that we will be able to acquire such resources. We will also need to hire additional personnel skilled in the clinical testing and regulatory compliance process if we develop additional products with commercial potential. We have no history of manufacturing or marketing. There can be no assurance that we will successfully manufacture or market any product we may develop, either independently or under manufacturing or marketing arrangements, if any, with other companies. There can be no assurance any arrangements with other companies can be successfully negotiated or that such arrangements will be on commercially reasonable terms. To the extent that we arrange with other companies to manufacture or market our products, if any, the success of such products may depend on the efforts of those other companies.

WE WILL NEED SUBSTANTIAL ADDITIONAL FUNDS IN THE FUTURE TO MEET OUR FIXED FINANCIAL COMMITMENTS.

     The amounts and timing of our expenditures will depend on the progress of our research and development and the cost and timing of regulatory approvals. Based on our current research and product development programs, we anticipate that the maximum net proceeds of this offering and interest income earned thereon should be adequate to satisfy our capital and operational requirements for at least twelve months from the date of this document. Our cash requirements may vary materially from those now planned because of results of research and development, results of clinical testing, relationships with possible strategic partners, changes in the focus and direction of our research and development programs, competitive and technological advances, the FDA regulatory process and other factors. The proceeds of this offering will not be sufficient to fund our operations up to the commercialization of our first product.

     We have substantial fixed commitments under certain research and licensing agreements and office leases. Our fixed commitments are currently in excess of $400,000 per year and are likely to increase.

- We will require substantial additional funding for our research and product development programs, for operating expenses, and in pursuit of regulatory clearances.

- Additional funds for these purposes may not be available when needed or on terms acceptable to us.

- We may spend the proceeds of this offering without developing any commercially viable product.

- Insufficient funds may require us to delay, scale back or eliminate certain of our research and development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop ourselves.

- To the extent we raise additional capital by issuing securities, further dilution to the investors in this offering may result.

-    We have no established banking arrangements for borrowing funds.

WE ARE DEPENDENT ON NON-EMPLOYEE SCIENTIFIC PERSONNEL AND EXECUTIVE OFFICERS WHO DO NOT HAVE EMPLOYMENT CONTRACTS.

     Because of the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific and management personnel. The loss of Dr. Hausman and/or other executive officers would be detrimental to us. We do not currently have any written employment agreements with our executive officers. We do not have employment agreements with key scientific personnel who are doing research at New York University and the National Institute of Aging under research and licensing agreements with those institutions, and can have no assurance that such personnel will continue to be employed in such research.

     There is intense competition for qualified personnel in the areas of our activities, and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business. Loss of the services of or failure to recruit additional key scientific and technical personnel would be detrimental to our research and development programs and business.

     Most members of our Scientific Advisory Board and our other scientific consultants are employed by academic and research institutions, or are self-employed. For this reason, our advisors and consultants will be able to devote only a portion of their time to us. In addition, it is possible, in certain circumstances, that inventions or processes discovered by them will not become the property of our company but will be the property of their full-time employers.

OUR FUTURE POTENTIAL REVENUE IS DEPENDENT IN LARGE PART ON THE SUCCESSFUL NEGOTIATION OF A LICENSING AGREEMENT WITH ARES SERONO.


     The only revenue we have generated to date arose from our Development and Right to License Agreement with a wholly owned subsidiary of Ares Serono, a Swiss pharmaceutical company. While Ares Serono has, on May 2, 2000, exercised its right to license certain of our patent rights and has indicated that it will pay a nonrefundable license fee to us within 30 days of the signing of the licensing agreement, there can be no assurance that we will come to an acceptable licensing agreement with Ares Serono. If we fail to negotiate an acceptable licensing agreement with Ares Serono beyond the basic licensing terms that have already been agreed upon, our business prospects will be adversely affected and there can be no assurance that, in such an event, we will be able to enter into other revenue producing licensing agreements covering the same or other patent rights owned by us.

OUR BUSINESS COULD BE HARMED IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY.

     We have licensed rights to certain patented and patent pending proprietary technology from research institutions to which we are obligated to pay royalties if we or our sublicensees develop products based upon the licensed technology. Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the pharmaceutical industry places considerable importance on patent and trade secret protection for new technologies, products and processes. In addition to the five issued patents, we and our licensors have filed three patent applications in the United States. We plan to file patent applications in other countries, and we may seek additional patents in the future. There can be no assurance as to the breadth or the degree of protection that any such patents, if issued, will afford us or that any patents based on the patent applications will be issued at all. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to our know-how or that others may not be issued patents that may require licensing and the payment of significant fees or royalties by us for the pursuit of our business.

WE MIGHT FACE INTELLECTUAL PROPERTY CLAIMS THAT MAY BE COSTLY TO RESOLVE AND COULD DIVERT MANAGEMENT ATTENTION.

     We may from time to time be subject to claims of infringement of other parties' proprietary rights. We could incur substantial costs in defending ourselves in any suits brought against us claiming infringement of the patent rights of others or in asserting our patent rights in a suit against another company. Adverse determinations in any litigation could subject us to significant liabilities to third parties, require us to seek costly licenses from third parties and prevent us or our sublicencees from manufacturing and selling our potential products. Despite the use of confidentiality agreements and noncompete agreements, which themselves may be of limited effectiveness, it will be difficult for us to protect our trade secrets.

WE ARE SIGNIFICANTLY CONTROLLED BY OUR MANAGEMENT.

     Our executive officers comprise three of the five members of the Board of Directors. As a result, our management has the ability to exercise influence over our significant matters. This high level of influence may have a significant effect in delaying, deferring or preventing a change of control of our company.

                          RISKS RELATED TO OUR INDUSTRY

POTENTIAL TECHNOLOGICAL CHANGES IN OUR FIELD OF BUSINESS CREATE CONSIDERABLE UNCERTAINTY.

     We are engaged in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in AD research are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of our programs or products noncompetitive or obsolete.

     Our business strategy is based in large part upon inhibition of amyloid conformational change and amyloid precursor protein processing and the application of these new and unproven technologies to the development of biopharmaceutical products for the treatment of AD and other human diseases. No assurance can be given that unforeseen problems will not develop with these technologies or applications or that commercially feasible products will ultimately be developed by us.

THE MARKETS IN WHICH WE SEEK TO PARTICIPATE ARE INTENSELY COMPETITIVE AND WE ARE A SMALL FACTOR.

     There are many companies, both public and private, including well-known pharmaceutical companies, engaged in developing synthetic pharmaceutical and biotechnological products for human therapeutic applications in the Alzheimer's Disease area. Many of these companies have substantially greater capital, research and development and human resources and experience than us and represent significant long-term competition for us. In addition, many of these competitors have significantly greater experience than us in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. Furthermore, if we or a future licensee is permitted to commence commercial sales of any product, we or our licensee will also be competing with companies that have greater resources and experience in manufacturing, marketing and sales. We have no experience in these areas. Such companies may succeed in developing products that are more effective or less costly than any that may be developed by our future licensee and may also prove to be more successful than our future licensee in production and marketing. Competition may increase further as a result of the potential advances in the commercial applicability of peptide chemistry and greater availability of capital for investment in these fields. Other companies are engaged in research and product development based on amyloidogenesis and acetylcholinesterase inhibition.

THERE CAN BE NO ASSURANCE OF FDA APPROVAL FOR OUR POTENTIAL PRODUCTS AND GOVERNMENT REGULATION MAY IMPACT OUR DEVELOPMENT PLANS.

     The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures and other costly and time-consuming procedures. Satisfaction of these requirements typically takes a number of years and varies substantially based upon the type, complexity and novelty of the pharmaceutical compounds. All of our drug product candidates are currently in various stages of pre-clinical development and consequently significant regulatory hurdles remain before any application for regulatory approval can be submitted. None of our drug product candidates have been tested in human clinical trials and there can be no assurance that the drug candidates will elicit similar results in human testing to the results in animal testing. We cannot predict with any certainty when we may submit products, if any, for FDA or other regulatory approval. Government regulation also affects the manufacture and marketing of pharmaceutical products.

     The effect of government regulation may be to delay marketing of our new products for a considerable period of time, to impose costly procedures upon our activities and to furnish a competitive advantage to larger companies that compete with us. There can be no assurance that FDA or other regulatory approval for any products developed by us will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of our products and the ability to generate product revenue. Government regulation may increase at any time creating additional hurdles for us. The extent of potentially adverse government regulation which might arise from future legislation or administrative action cannot be predicted.

                         RISKS RELATED TO THIS OFFERING

WE DO NOT PAY CASH DIVIDENDS.

     We have never paid dividends and does not presently intend to pay any dividends in the foreseeable future. Instead, we intend to apply any earnings to the expansion and development of our business.

THE ISSUANCE OF SHARES IN THIS OFFERING WILL CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION.

     Purchasers in this offering will incur an immediate and substantial dilution from the purchase price of their shares.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.


     There are currently 13,026,017 shares of our common stock outstanding which are "restricted securities" as that term is defined by Rule 144 under the Securities Act of 1933. Such shares will be eligible for public sale only if registered under the Securities Act or if sold in accordance with Rule
144. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brockerage transactions. Sales under Rule 144 may cause the future market price of our common stock to decline due to the potential increased number of publicly held securities. The timing and amount of sales of common stock that are currently restricted securities could have a depressive effect on the future market price of our common stock.

THERE IS ONLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK AND IT IS POSSIBLE THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES EASILY.

     There is currently only a limited trading market for our common stock. Our common stock trades on the Nasdaq SmallCap Market under the symbol "AXYX" with very limited trading volume. There can be no assurance that a substantial trading market will ever develop (or be sustained, if developed) for our common stock upon completion of this offering, or that purchasers will be able to resell their securities or otherwise liquidate their investment without delay. Recent history relating to the market prices of newly public companies indicates that, from time to time, there may be significant volatility in the market price of our securities because of factors unrelated, as well as related, to our operating performance. Factors such as announcements of technological innovations or new products by us or our competitors, government regulatory action, patent or proprietary rights developments and market conditions for biotechnology stocks in general could have a significant impact on the future market price of our common stock. In the period from April 1, 1999 to May 19, 2000, the price of our common stock has ranged from $6.00 to $20.75.


THE FUTURE ISSUANCE OF COMMON STOCK UPON EXERCISE OF WARRANTS AND STOCK OPTIONS MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

     According to our 1998 Stock Option Plan, we may grant options to purchase up to 2,000,000 shares of common stock as incentives to management, employees and others. To date 1,363,700 stock options have been granted to our employees, officers, directors, and consultants under our Option Plan.

     In addition, we have granted options to purchase an aggregate of 100,000 shares of common stock outside of the 1998 Stock Option Plan to consultants and others.

     We have granted an aggregate of 1,767,800 warrants to purchase a like number of shares of common stock to stockholders who purchased units in several private placement offerings.

     During the respective terms of the warrants and options granted or to be granted under the 1998 Stock Option Plan or outside the Plan, the holders thereof are given an opportunity to benefit from a rise in the market price of the common stock, with a resultant dilution of the interests of exiting stockholders. The existence of such options could make it more difficult for us to obtain additional financing while such securities are outstanding. The holders may be expected to exercise their rights to acquire common stock at a time when we would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by the options.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling security holders. However, as this prospectus relates to the sale of up to 1,005,000 shares that may be issued in the event of exercise of certain outstanding warrants held by selling security holders, if all such warrants are exercised, we will receive gross proceeds of $3,768,750. Such proceeds, if received by us, will be used for working capital.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock has traded on the Nasdaq SmallCap Market under the symbol "AXYX" since April 3, 2000. Prior to that date, our common stock traded on the OTC Bulletin Board under the same symbol beginning January 4, 1999. Prior to our 1998 merger the common stock was quoted under the symbol "IONO" with trading commencing beginning July 23, 1998. The following table sets forth the high and low closing bid quotations for the common stock for the periods indicated. These quotations reflect prices between dealers, do not include retail mark-ups, mark-downs, and commissions and may not necessarily represent actual transactions. These bid quotations have been adjusted retroactively by the pre-merger company Ionosphere, Inc.'s one for two reverse stock split in conjunction with the merger on December 28, 1998 and by our two for one forward stock split on February 23, 1999.

Period                                          High             Low
------                                          ----             ---
1998
Quarter ended 9/30/98                           $3.00            $0.25
Quarter ended 12/31/98                          $5.50            $0.25
1999
Quarter ended 3/31/99                           $9.25            $2.50
Quarter ended 6/30/99                           $11.00           $6.00
Quarter ended 9/30/99                           $8.75            $6.75
Quarter ended 12/31/99                          $8.375           $7.50
2000
Quarter ended 3/31/00                           $20.25           $7.875
April 3 to May 19, 2000                         $18 1/8          $11.375

     Our transfer agent is Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

     As of May 10, 2000 there were 14,214,019 shares of common stock issued and outstanding and approximately 473 holders of record.

     We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and we do not anticipate that any cash dividends will be paid in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. Declaration and payment of future dividends, if any, will be at the sole discretion of our Board of Directors.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THIS PROSPECTUS. ALL STATEMENTS IN THIS PROSPECTUS RELATED TO OUR CHANGING FINANCIAL OPERATIONS AND EXPECTED FUTURE GROWTH CONSTITUTE FORWARD-LOOKING STATEMENTS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED OR EXPRESSED IN THOSE STATEMENTS.

     The following discussion contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of historical facts, included in, or incorporated by reference into this Prospectus, are forward-looking statements. In addition, when used in this document, the words "anticipate", "estimate", "project", and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to certain risks or uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct.

     Among the key factors that could cause actual results to differ materially from expectations, estimates of costs, projected results or anticipated results are the risk that we will be unable to obtain additional financing on favorable terms, the risk that we will be unable to sublicense any of its patent rights on acceptable terms, or if we do sublicense some or all of our patent rights, that any products resulting from the research and development efforts of the sublicensee will be unable to effectively penetrate their target markets for Alzheimer's Disease, Moderate Cognitive Impairment, Bovine Spongiform Encephalopathy, and Creutzfeldt Jakob Disease, the risk that any of the patent applications covered by our patent rights are rejected by a regulatory authority or granted on a limited basis, and the risk of unfavorable changes in economic and industry conditions, as well as changes in regulatory requirements. All written or oral forward-looking statements attributable to our company or persons acting on its behalf are expressly qualified in their entirety by, but not limited to, the factors described above.

A.   GENERAL.

     Our pre-merger predecessor Axonyx Inc. commenced operations in January 1997. We are in the development stage, and our efforts have been principally devoted to research and development activities and organizational efforts, including the development of pharmaceutical compounds and product candidates for the diagnosis and treatment of Alzheimer's Disease, other forms of dementia, Bovine Spongiform Encephalopathy and

Creutzfeldt Jakob Disease, new variant, recruiting its scientific and management personnel and advisors and raising capital.

     Our current business strategy is to pursue the development of three different types of pharmaceutical products for the treatment of AD, a diagnostic test for AD, and a pharmaceutical product for prion-related diseases. The AD targeted approaches include: (1) Phenserine, a potent inhibitor of acetylcholinesterase, (2) a butyrylcholinesterase inhibitor which will be chosen from a series of selectively acting compounds, the best studied of which is Cymserine, and (3) compounds called Amyloid Inhibitory Peptides (AIPs) which may prevent and reverse the formation of amyloid plaques in AD and in diseases of peripheral amyloidosis. We are sponsoring the development of a diagnostic test for AD at the University of Melbourne (Australia). We are also conducting research on compounds called Prion Inhibitory Peptides (PIPs) designed for the diagnosis and treatment of prion diseases such as Bovine Spongiform Encephalopathy (also known as "Mad Cow Disease") and the human form of the disease, Creutzfeldt Jakob Disease, new variant.

     Our plan is to: (1) identify, acquire and exploit rights to new technologies and compounds relating to AD and other neurological disorders; (2) enhance the value of those assets through further research and clinical testing;
(3) perform clinical studies towards regulatory approval and market its drugs through profitable licensing agreements with major pharmaceutical companies such as Ares Serono; and (4) work to develop other promising compounds in-house and in collaboration with third parties such as our current licensors at New York University and the National Institute of Aging, and through corporate joint ventures with companies such as Ares Serono International, S.A., a subsidiary of which signed a Development Agreement and Right to License Agreement with us in May 1999. We intend to develop other corporate partnerships with established and well capitalized pharmaceutical companies for the clinical development of our compounds and for their production, commercialization and marketing. We expect to derive its revenues from patent sub-licensing fees, royalties from pharmaceutical sales, appropriate milestone payments, and research and development contracts.

     In May 1999, we entered into a Development Agreement and Right to License with a wholly owned subsidiary of Ares Serono International, S.A., a Swiss pharmaceutical company. Under the agreement Ares Serono is undertaking research on the AIPs and PIPs for a one year term, with a right to sublicense our patent rights to the AIPs and the PIPs. In addition to pursuing significant new research on the AIPs and PIPs, Ares Serono paid us an up front fee for the right to sublicense. On May 2, 2000 Ares Serono informed us that it is exercising its right to license under the Development Agreement and we are currently negotiating the final terms of a licensing agreement with Ares Serono. Under a licensing agreement Ares Serono would continue the research and development of the AIP & PIP technologies initiated during the term of the Development Agreement. Any patent rights or know-how developed by Ares Serono arising out of the conduct of the research shall revert to us if the parties do not sign a licensing agreement.


     If we sign a licensing agreement with Ares Serono, we will receive a $1.5 million fee within thirty days. There can be no assurance that we will generate additional revenues from patent licensing or research and development contracts in fiscal year 2000.


     On October 1, 1999 we signed a Sponsored Research Agreement with the University of Melbourne (Australia). Under the Agreement, we commit to fund a research project at the University of Melbourne to develop a diagnostic test for Alzheimer's Disease. We undertook to fund this research for a three year period for approximately $60,000 per year. Each party will own the resulting intellectual property as tenants in common in equal shares. We also undertook to pay the expenses associated with the filing and prosecution of any patent applications covering the intellectual property resulting from the research project. In addition, the University of Melbourne granted us an option to acquire an exclusive worldwide license to the intellectual property or patent resulting from the research project, and to an existing patent application covering an Alzheimer's Disease diagnostic test on basic licensing terms outlined in the Sponsored Research Agreement.

     Our plan of operation for the next 12 months will consist of research and development and related activities aimed at:

(1) completing Phase I clinical trials and initiating Phase II clinical trials on our lead acetylcholinesterase inhibitor, Phenserine. See Description of Business - Axonyx Drug Discovery Programs - Program 1: Inhibitors of Acetylcholinesterase and Beta-Amyloid Precursor Protein (Beta-APP) Formation.

(2) further preclinical development at the NIA of the other acetylcholinesterase inhibitors, Tolserine and Thiatolserine, and continued study of the activity of the Phenserine analogues.

(3) further preclinical development at the NIA of the butyrylcholinesterase inhibitor, Cymserine and active analogues. See Description of Business - Axonyx Drug Discovery Programs - Program 2: Inhibitors of
     Butyrylcholinesterase and Beta-Amyloid Precursor Protein (Beta-APP) Formation.

(4) further preclinical development of the Amyloid Inhibiting Peptides at NYU and at Ares Serono, additional work at other facilities with IN VIVO studies and development of a peptido-mimetic. See Description of Business - Axonyx Drug Discovery Programs - Program 3: Amyloid Inhibitory Peptides
     (AIPs).


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                                                                              18


(5) further preclinical development of the Prion Inhibiting Peptides at NYU and at Ares Serono. See Description of Business - Axonyx Drug Discovery Programs - Program 4: Prion Inhibitory Peptides (PIPs).

(6) further development of a diagnostic test for AD at the University of Melbourne. See Description of Business - Axonyx Drug Discovery Programs - Program 6: Alzheimer's Disease Diagnostic Development Program.

(7) seeking to establish additional strategic partnerships for the development, marketing, sales and manufacturing of our proposed products.

     Our actual research and development and related activities may vary significantly from current plans depending on numerous factors, including changes in the costs of such activities from current estimates, the results of our research and development programs, the results of clinical studies, the timing of regulatory submissions, technological advances, determinations as to commercial viability and the status of competitive products. The focus and direction of our operations will also be dependent on the establishment of our collaborative arrangement with other companies, the availability of financing and other factors.

B.   RESULTS OF OPERATIONS DECEMBER 31, 1999.

     Since the commencement of operations of our pre-merger predecessor corporation Axonyx Inc. in January 1997, our efforts have been principally devoted to research and development of its licensed pharmaceutical compounds, and raising capital.

     For the year ended December 31, 1999, we recognized revenue in the amount of $146,000, the 1999 portion of a $250,000 fee received from Ares Serono pursuant to the Development Agreement and Right to License signed in June 1999, which entitles Ares Serono to a one year right to license Axonyx's AIP and PIP technology.

     For the year ended December 31, 1999, we incurred a net loss from operations of $5,002,000 compared to a net loss of $652,000 for the year ended December 31, 1998.

     For the year ended December 31, 1999 we incurred research and development costs of $3,000,000 compared to $353,000 for the year ended December 31, 1998. This increase is due mainly from the non-cash equity charge of $1,965,000 related to shares deemed issuable to New York University and two NYU scientists pursuant to Stock Option Agreements entered into with those parties in April 1997. See Audited Financial Statements for December 31, 1999, Note I - Fourth Quarter Adjustments for the adjustments to Axonyx's 1999 quarterly losses reflecting the recognition of the non-cash equity charges resulting from the Stock Option Agreements with NYU and the two NYU scientists. There were also non-cash equity charges relating to the granting of options to consultants and advisors in 1999, amounting to $300,000. During 1999 we commenced Phase I human clinical trials on Phenserine and incurred expenses of $183,000. In addition, we spent an aggregate of $152,000 on support payments to a researcher at the National Institute on Aging, where preclinical research development is ongoing, and to contract research organizations to conduct particular preclinical studies on certain of its pharmaceutical compounds.

     For the year ended December 31, 1999 we incurred general and administrative costs of $2,206,000 compared to $289,000 for the year ended December 31, 1998. The increase was due to the salary expenses from the hiring of six employees, rent expenses for the New York and Seattle offices, and increased professional and legal expenses, especially in the area of patent legal costs. Also during 1999, we issued 100,000 shares of common stock to Infusion Capital Investment Corporation ("ICIC") for investor relations and corporate development services. The shares issued to ICIC were valued at the market price on the date they were granted, resulting in a non-cash equity charge in the amount of $825,000.

C.   RESULTS OF OPERATIONS MARCH 31, 2000.


     Since the commencement of operations of its predecessor in January 1997, the Company's efforts have been principally devoted to research and development of its licensed pharmaceutical compounds, corporate consolidation, and raising capital.

     For the three months ended March 31, 2000, the Company recognized revenue in the amount of $63,000 in connection with Development Agreement and Right to License with Ares Serono.


     For the three months ended March 31, 2000 the Company incurred a loss from operations of $947,000 compared to a loss from operations of $889,000 for the three months ended March 31, 1999. The increase is due to additional research and development activities and an increase in general and administrative expenses. The Company expects to incur additional losses for the foreseeable future.


     For the three months ended March 31, 2000 the Company incurred research and development costs of $614,000 compared to $520,000 for the three months ended March 31, 1999. The increase is due primarily to the hiring of a scientific director, an increase in research activities, offset by a decrease in charges associated with the issuance of common shares to New York University and certain scientists.


     For the three months ended March 31, 2000 the Company incurred general and administrative costs of $396,000 compared to $369,000 for the three months ended March 31, 1999. The increase is due to hiring employees, and an overall increase in costs due to the Company's commencement of activities associated with patent support, investor relations and marketing the Company's research and development activities.


D.   LIQUIDITY AND CAPITAL RESOURCES.


     As of March 31, 2000, we had $4,873,000 in cash and cash equivalents. To maximize potential yields, we have made investments in bonds in the amount of $3,800,000. These bonds are long term and are subject to the risks associated with changes in interest rates and other related risks. We do not have any available lines of credit. Since inception we have financed its operations through loans from a shareholder, licensing revenues, and from private placements of equity securities.


     We estimate that we currently have sufficient capital resources to meet our budgetary needs for the next twelve months ending March 2001. We received $4.76 million total gross proceeds from our equity private offering of units that terminated on February 1, 2000. We filed a registration statement on Form SB-2 on May 3, 2000 to register 1,060,000 shares of common stock, of which 1,005,000 shares are issuable upon exercise of common stock purchase warrants at $3.75 per share, and we are pursuing sub-licensing and other collaborative arrangements that may generate additional capital for us. On May 5, 2000, we notified the holders of warrants to purchase 1,005,000 shares of common stock that we are calling the warrants for exercise. Under the call provision of the warrants we have the right to call the warrants for exercise if the average closing bid price for our common stock is equal to or greater than $7.50 for any consecutive period of thirty days. Under the call notice, the holders were notified that they must exercise the warrants prior to May 26, 2000. This call period was subsequently extended by our Board to 11:59 p.m. Pacific Standard Time on June 9, 2000. Any warrants outstanding after that date will be terminated. The warrants were issued in a private placement of units in 1998 and are exercisable at $3.75 per share. The shares underlying the warrants are covered by a registration statement filed by us on May 3, 2000. If all warrants subject to the call are exercised we will receive gross proceeds of $3,768,750. However, there can be no assurance that we will generate additional revenues, that a significant number of warrant holders will exercise their warrants, or that potential financings through bank borrowings, debt or equity offerings, or otherwise, will be available on acceptable terms or at all.


                             DESCRIPTION OF BUSINESS

GLOSSARY

ACETYLCHOLINESTERASE - an enzyme that degrades the neurotransmitter acetylcholine in the brain and other tissues of the body. Acetylcholine is a chemical substance that sends signals between nerve cells (called neurotransmission) and is therefore called a neurotransmitter. Neurotransmitters are secreted by neurons (nerve cells) into the space between neurons called the synapse. Unless degraded by an enzyme such as acetylcholinesterase in the synapse, acetylcholine will transmit a nerve impulse across the synapse to another neuron. Acetylcholine is a primary neurotransmitter in the brain, and is associated with memory and cognition. Acetylcholinesterase inhibitors such as Aricept(TM) or Phenserine are designed to prevent the degradation of acetylcholine in the synapse by inhibiting the enzyme that performs that function, acetylcholinesterase, and hence amplifies the natural action of acetylcholine in the brains of Alzheimer's Disease patients.

ANALOG - one of a series of chemical substances of similar chemical structure

AMYLOID PLAQUE - amyloid proteins involved in Alzheimer's Disease and other diseases of amyloidosis aggregate into insoluble fibrils that are deposited in amyloid plaques in the brains of Alzheimer's patients.

BETA AMYLOID PRECURSOR PROTEIN - this protein (known as beta-APP) is encoded on chromosome 21 and is found present in the cell wall of numerous cells within the body including nerve cells of the brain. Beta-amyloid protein is derived from this larger protein.

BETA-AMYLOID PROTEIN - one of more than a dozen types of amyloid proteins found in the body, beta amyloid is normally present in the brain of healthy individuals in small quantities. Beta-amyloid, derived from the beta-amyloid precursor protein, is over-produced in Alzheimer's Disease and Downs Syndrome. In Alzheimer's Disease, the beta-amyloid protein undergoes a chemical change, aggregates and is deposited as insoluble fibrils in amyloid plaques in the brain.

BETA-SHEET BREAKER PEPTIDE - a molecule composed of naturally occurring amino acids, the building blocks of proteins, that is designed to bind to and prevent the conversion of the normal form of protein to the misshapen form that forms plaques.

BUTYRYLCHOLINESTERASE - an enzyme that is normally found in all tissues of the body. Its function remains to be fully understood. Amongst other roles, it degrades acetylcholine, a primary neurotransmitter in the brain. Butyrylcholinesterase is found in high concentration in the plaques taken from individuals who have died from Alzheimer's Disease. This enzyme also functions to degrade a number of drugs and natural products and is involved in their elimination from the body.

CHOLINERGIC SYSTEM - is also called the parasympathetic nervous system; it is involved in nerve transmission related to memory and cognition, as well as the functioning of major organs such as the heart, lungs and gastrointestinal system.

CORTICALLY-PROJECTING NEURONS - these are the nerve cells that connect the mid-brain to the cortical areas in the front part of the brain where nerve cells involved in memory and cognition are concentrated. In Alzheimer's Disease, the loss of these connecting nerve cells result in a reduction in the amount of the neurotransmitter acetylcholine, and the loss of mental capacity or cognition.

NEUROBLASTOMA CELL CULTURES - these are a type of cell derived from the brain that can be grown in containers in the lab (IN VITRO) where they are able to reproduce and carry out many activities as if they were residing in the brain, including the synthesis and secretion of proteins such as the beta-amyloid peptide which, in the human brain, can cause plaques. A neuroblastoma cell culture is used to study brain cell function in a simple IN VITRO system, which allows testing of the ability of drug compounds to prevent the formation of the beta-amyloid precursor protein and peptide production and secretion.

NEUROTOXIC PEPTIDE - refers to a small protein (called a peptide) that can be toxic to neurons, and is another name for the beta-amyloid protein.

PERIPHERAL AMYLOIDOSIS - excessive production and deposition of various types of amyloid protein can occur in other organs outside of the brain and cause damage by interfering with important bodily functions, sometimes causing death.

PHYSOSTIGMINE - is a drug that is a classic, potent acetylcholinesterase inhibitor but which causes unpleasant side effects that have prevented its development as a treatment for Alzheimer's Disease.

PRESYNAPTIC NEURONS - this is the nerve cell that releases a given neurotransmitter into the synapse for transmission of a nerve impulse to a neighboring nerve cell.

PRION - is a contraction of the descriptive term, proteinaceous infectious proteins. Prions, unlike viruses, bacteria and fungi, have no DNA and consist only of protein and the infectious form can cause degenerative brain diseases.

PRION-RELATED DISEASES - these are degenerative diseases of the brain that are thought to be caused by a misshapen infectious protein called a prion. Such diseases include Creutzfeldt Jakob Disease, new variant (CJDnv) in humans, Bovine Spongiform Encephalopathy (BSE or Mad Cow Disease) in cows, and Scrapies disease in sheep.

TRANSDERMAL FORMULATION - a formulation refers to the mixture of chemical substances used to promote the absorption of a drug. A formulation that promotes the absorption of a drug from the skin is called a transdermal formulation (also called a skin patch).

A.   BACKGROUND ON OUR COMPANY

     Our predecessor company, also named Axonyx Inc., was incorporated in Delaware on September 16, 1996. Reference to Axonyx Inc. in this prospectus refers to the historical Axonyx Inc., a Delaware company, unless the context otherwise requires. On December 28, 1998 Axonyx Inc. merged with an inactive corporation quoted on the OTC Bulletin Board named Ionosphere, Inc. ("Ionosphere"), a Nevada corporation incorporated on July 29, 1997. Ionosphere had no employees and owned no patents, patent rights, trademarks or copyrights.

     After the merger (which represented a recapitalization for accounting purposes), Ionosphere, Inc., the surviving Nevada corporation, changed its name to Axonyx Inc. In conjunction with the merger, Ionosphere undertook a 1 for 2 reverse stock split on December 28, 1998. After the merger, the business of Axonyx Inc. became the business of our company. The management and board of directors of Axonyx Inc. became the management and directors of our company and stockholders of Axonyx Inc. held 89.11% of the outstanding shares of common stock of our company immediately after the merger.

B.   AXONYX DRUG DISCOVERY PROGRAMS

     We are pursuing three different types of products for the treatment of Alzheimer's Disease (AD) and one for prion-related diseases. Our AD targeted approaches include: (1) Phenserine, a novel, long-acting and brain directed analog of the classical drug physostigmine, which is currently being tested in Phase I human clinical trials, (2) a butyrylcholinesterase inhibitor which will be chosen from a series of novel, selectively acting compounds, the best studied of which is Cymserine, and (3) compounds named Amyloid Inhibitory Peptides
(AIPs) that may prevent and reverse the formation of amyloid plaques in AD and in diseases of peripheral amyloidosis. Peripheral amyloidosis are types of diseases involving excessive production and abnormal deposition of amyloid proteins in organs outside of the brain, resulting in interference with important bodily functions in those organs.

     In addition to inhibiting key enzymes associated with neural transmission, Phenserine and Cymserine appear to have the unique ability to inhibit the formation of the beta-amyloid precursor protein and reduce levels of the beta-amyloid peptide, the primary deposit in amyloid plaque formation. In preclinical studies they have been shown to improve cognitive performance. The beta-amyloid protein is an abnormal form of a protein normally found in the brain that is over-produced in Alzheimer's Disease.

     We are conducting research, in conjunction with Ares Serono, on the diagnosis and treatment of prion related diseases such as Bovine Spongiform Encephalopathy and Creutzfeldt-Jakob Disease, new variant, using a series of Prion Inhibitory Peptides (PIPs) which prevent and reverse the formation of the toxic form of prions.

     In addition, we are pursuing the development of a diagnostic test for AD under the terms of a research and development arrangement with the University of Melbourne (Australia).

     PROGRAM 1: INHIBITORS OF ACETYLCHOLINESTERASE AND BETA-AMYLOID PRECURSOR PROTEIN (BETA-APP) FORMATION

     Alzheimer's Disease is characterized by cognition impairments and partial or total loss of memory. These impairments are caused by a loss of presynaptic neurons of the cholinergic system of the brain and a loss of cortically-projecting neurons that connect the mid-brain with the cortical areas in the forebrain, particularly to brain areas associated with memory and learning. The loss of neurons results in a decreased synthesis and availability of acetylcholine, the neurotransmitter involved in mediating these memory and learning functions. Our most advanced compound, Phenserine, is designed to selectively inhibit acetylcholinesterase, the enzyme primarily responsible for degrading acetylcholine at the synaptic gap between neurons, thus increasing the availability of this neurotransmitter. Phenserine has been shown to be a potent and selective inhibitor of this enzyme in the rat brain and has the ability to increase memory and learning over a wide therapeutic range in aged rats without causing toxic side effects. The compound readily enters the brain, has minimal peripheral activity outside the brain, and has a long duration of action.

     Phenserine also has the unusual ability to inhibit the formation of the beta-amyloid precursor protein (beta-APP), the larger protein that is the source of the neurotoxic peptide, beta amyloid, which is deposited in the brain as amyloid plaques that eventually apparently cause neuronal cell death. These studies were conducted in human neuroblastoma cell cultures and IN VIVO in rodents. Studies in human neuroblastoma cell lines importantly show that the compound reduces the formation of beta- amyloid peptide. Additional animal studies will be conducted to confirm and extend these findings. These results suggest that Phenserine may have the ability to slow the progression of AD in addition to providing significant symptomatic relief for the cognitive changes.

     In December 1999 we initiated Phase I human clinical trials for Phenserine utilizing elderly human subjects at a U.S. FDA approved research center. These Phase I safety and tolerance trials will continue into the third quarter of 2000.

     We are assessing the properties of other Phenserine analogs which are also potent inhibitors of acetylcholinesterase such as Tolserine, that may ultimately prove to have certain additional advantages for use IN AD, and Thiatolserine, a compound whose characteristics are suitable for development as a transdermal agent that is absorbed through a patch placed on the skin.

     PROGRAM 2: INHIBITORS OF BUTYRYLCHOLINESTERASE AND BETA-AMYLOID PRECURSOR PROTEIN (BETA-APP) FORMATION

     The function of butyrylcholinesterase, a sister and similar enzyme to acetylcholinesterase, is not completely known. Recent research suggests that for specific nerve pathways within the human brain butyrylcholinesterase is present instead of acetylcholinesterase. Butyrylcholinesterase activity is elevated in the brains of AD patients. Butyrylcholinesterase functions in plasma and certain body tissues to degrade a number of drugs such as codeine. This enzyme was identified as a target for inhibition in AD since it terminates the action of the neurotransmitter acetylcholine in specific nerve pathways in regions of the brain associated with AD and is found in high concentration in amyloid plaques taken from the brains of AD patients.

     We are currently characterizing a series of novel butyrylcholinesterase inhibitors to select a drug candidate for development. The lead candidate, Cymserine, has been studied extensively and has many of the characteristics desirable for use in AD. Like Phenserine, it has a dual mechanism of action in that in addition to inhibiting the butyrylcholinesterase enzyme it also inhibits the formation of beta-APP in cell culture and in rats. Additional studies are being conducted to confirm and extend these important findings. These findings indicate that Cymserine may have an important role in preventing the formation of amyloid plaques in AD, in addition to its inhibition of butyrylcholinesterase. Cymserine readily enters the brain, has a long duration of action and is highly active in improving memory and learning in the aged rat. Other properties that may help to reduce any potential side effects with Cymserine are its high potency and its wide therapeutic dose range. Cymserine has three potential uses: (1) as an inhibitor of butyrylcholinesterase, (2) as an inhibitor of the production of beta-APP, thus inhibiting the formation of amyloid plaques, and (3) as an early diagnostic marker.

     We appear to be the only company with a patent position and lead compounds in this area of drug discovery and development. Other compounds in the Cymserine series that we may pursue include Thiacymserine, an agent that may be suitable for development in a transdermal (skin patch) formulation.

PROGRAM 3:  AMYLOID INHIBITORY PEPTIDES (AIPS)

     A key event in Alzheimer's Disease is the conversion of beta-amyloid protein into beta-sheets that aggregate to form insoluble fibrous masses (fibrils). These fibrils are deposited as part of the neurotoxic amyloid plaques that appear to cause neuronal cell death. These changes play an important role in the pathogenesis of the disease. Our Amyloid Inhibitory Peptides (AIPs) have been designed to block the aggregation of beta-amyloid in a competitive manner by binding to the beta-sheet form of the amyloid protein, thus preventing the formation of amyloid plaques in the brain.

     In experiments IN VITRO with one of the AIPs, the peptide inhibited the formation of fibrils, caused disassembly of pre-formed fibrils and prevented neuronal cell death in cell culture. In a rat model of amyloidosis an AIP reduced beta-amyloid protein deposition and completely blocked the formation of amyloid fibrils. In addition, one of the AIPs has been shown to cause a significant reduction of established amyloid deposits in the brains of rats. These results indicate the potential for an AIP based drug to prevent the formation of the amyloid plaques, and to treat AD patients with existing amyloid plaques. Current efforts are focused on identifying a compound suitable for development for therapeutic use.

     Ongoing preclinical development of the AIPs is being undertaken in conjunction with Ares Serono at the Serono Pharmaceutical Research Institute in Geneva, Switzerland and, under our sponsored research program, at the NYU School of Medicine.

PROGRAM 4:  PRION INHIBITORY PEPTIDES (PIPS)

     There is increasing evidence to conclude that prions (proteinaceous infectious particles) are the infectious agents that cause Bovine Spongiform Encephalopathy (BSE), Creutzfeldt-Jakob Disease, new variant (CJDnv) and possibly other transmissable spongiform encephalopathies. These diseases have caused grave concern in Europe and the U.S. because of the potential for their transmission to humans through the meat supply. These are fatal neurodegenerative disorders that are characterized by spongiform degeneration of the brain and, in many cases, by deposits of prions into plaques. The infectivity of prions is believed to be associated with an abnormal folding of the prion protein. This folding involves a conversion of the alpha-helical form to the beta-sheet form that can then form plaques in the brain.

     We are developing a series of Prion Inhibitory Peptides (PIPs), also referred to as beta-sheet breaker peptides, that interact IN VITRO with the normal form of the prion to prevent its conversion to the abnormal form, and to interact with the abnormal form to cause it to revert to a normal prion. Incubation of the PIPs with toxic prions taken from BSE and CJDnv infected cows caused a reversion of the toxic prions to the normal form. Experiments are in progress to determine if the PIPs can eliminate toxic prions from infected animals. These findings suggest a novel strategy for designing diagnostics and therapeutic treatments for prion related diseases.

     Ongoing preclinical development of the PIPs is being undertaken in conjunction with Ares Serono at the Serono Pharmaceutical Research Institute in Geneva, Switzerland and, under our sponsored research program, at the NYU School of Medicine.

PROGRAM 5:  TREATMENT OF MILD COGNITIVE IMPAIRMENT

     The biological and safety profile of Phenserine suggests that this drug could be considered for treatment of individuals with mild to moderate cognitive impairment and for age related loss of memory. We intend to explore the opportunities for developing Phenserine for these indications if the human clinical results are consistent with the preclinical findings.

PROGRAM 6:  DIAGNOSIS OF ALZHEIMER'S DISEASE

     In October 1999 we entered into a joint development agreement with the Department of Pathology at the University of Melbourne in Australia to develop proprietary technology for a diagnostic test for Alzheimer's Disease. With the development of new therapeutic approaches to the treatment of AD, such as our AIPs and the butyrylcholineserase inhibitors, early and accurate diagnosis of the disease is essential. Through our sponsored research at the University of Melbourne we aim to develop a new diagnostic test that would help to accurately discriminate AD from other dementias at an early stage and thereby ensure that the optimal therapeutic strategy is used with particular patients.

     To date, no conclusive diagnosis of AD can be made before the patient dies. At present, the only way of diagnosing AD is through clinically examining patients, using both neurological and non-neurological tests. This lengthy and subjective examination can be a stressful and time-consuming approach and does not necessarily distinguish AD from other dementia causing diseases. The diagnostic test being developed at the University of Melbourne involves a fingerprint-type analysis of certain chemical markers that have the potential to change in patients with the familial propensity to develop AD.

C.   THE INDUSTRY AND MARKET

     A number of the major pharmaceutical companies have programs to develop drugs for the treatment of Alzheimer's Disease. Many of these drugs are acetylcholinesterase inhibitors. Warner-Lambert (Tacrine) and Eisai/Pfizer (Aricept) have marketed compounds of this type and they have recently been joined by Novartis (Exelon). Tacrine was removed from the market in 1998 due to severe side effects and Aricept currently dominates the market. Bayer is developing an acetylcholinesterase inhibitor drug named ProMem for which it has made an application for approval in both Europe and the U.S. The approval application for ProMem is currently on hold pending further information about side effects requested by the U.S. FDA. Janssen (a subsidiary of Johnson & Johnson) and Shire have filed an application for approval of their acetylcholinesterase inhibitor Reminyl (galantamine) in the U.S. and other markets.

     Two biotechnology companies (Praecis and Pharmaceutical Peptides, Inc.) appear to be pursuing the amyloid inhibitory peptide approach similar in scope and direction as that of our company. Elan Pharmaceuticals, the California based subsidiary of the Elan Corporation of Dublin, Ireland, has developed a vaccine designed to cause the immune system to mount antibodies against the amyloid proteins that make up amyloid plaques. This vaccine has been reported to have shown efficacy in genetically altered mice but has yet to be tested in humans. To our knowledge at this time, no other company has a program to develop butyrylcholinesterase inhibitors. In the field of prions, one company, Prionics, A.G., of Zurich, Switzerland, is focusing on the development of diagnostic tests for animal use but does not have a program in therapeutics for prion diseases.

     We believe that our proprietary patent rights provide broad based protection and cover superior pharmaceutical compounds based on unique mechanisms.

D.   FDA REGULATORY MATTERS

     Regulation by governmental authorities in the United States and foreign countries is an important factor in the development, manufacture and marketing of our proposed products. It is expected that all of our products will require regulatory approval by governmental agencies prior to their commercialization. Human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures by the Food and Drug Administration ("FDA") and similar regulatory agencies in foreign countries.

     Preclinical testing is generally conducted on animals in the laboratory to evaluate the potential efficacy and the safety of a pharmaceutical product. The results of these studies are submitted to the FDA as a part of an Investigational New Drug (IND) application, which must be approved before clinical testing in humans can begin. Typically, the clinical evaluation process involves a three phase process. In Phase I, clinical trials are conducted with a small number of human subjects to determine the early safety profile, the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease to determine preliminary efficacy, the optimal dosages, and more expansive evidence of safety. In Phase III, large scale, multi-center, comparative clinical trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The results of the preclinical and clinical testing are submitted to the FDA in the form of a New Drug Application (NDA) for approval to commence commercial sales. In responding to an NDA, the FDA may grant marketing approval, request additional information, or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis, if at all. Similar regulatory procedures are in place in countries outside the United States.

     In December 1999, we initiated Phase I human clinical trials for Phenserine utilizing healthy elderly subjects at a U.S. research center. Cymserine is approximately one and a half years behind Phenserine in preclinical development. The AIPs must undergo approximately two more years of preclinical development before an Investigational New Drug application can be filed with the FDA.

E.   STRATEGIC ALLIANCES

     On April 1, 1997 we entered into a Research and License Agreement with New York University pursuant to which NYU granted us an exclusive worldwide license to certain patent applications covering the AIPs, PIPs and related technology, and any inventions that arise out of ongoing research funded by us. See "Section
G. Patents, Trademarks and Copyrights". The patent license terminates, on a country-by-country basis, upon expiration of the last to expire of the licensed patents or eight years from the date of first commercial sale of a licensed product in such country, whichever is later. In addition to royalties on future sales of products developed from the patented technologies, milestone payments and patent filing and prosecution costs, we undertook to fund four years of research at the NYU School of Medicine at Dr. Frangione's laboratory at a cost of $300,000 per year. We have an exclusive license to all inventions in the field arising from this research on the AIPs and PIPs.

     The Research and License Agreement also contains a provision by which we undertook to use our best efforts to raise an aggregate amount of $5 million through private placements of equity securities prior to April 1, 1998. On August 25, 1998, NYU signed a Capitalization Amendment with us by which the deadline for realization of the capitalization requirement or its alternative was extended to April 1, 1999. On March 19, 1999, we signed a Second Amendment to the Research and License Agreement with NYU pursuant to which NYU, among other provisions, granted us a release and waiver of the capitalization requirement under the Research and License Agreement as amended by the Capitalization Amendment.

     On April 3, 1997, we also signed Stock Option agreements with NYU and Drs. Frangione and Soto, the lead scientists involved in the sponsored research, under which we issued an aggregate of 600,000 shares of common stock (adjusted for stock splits) in

October and November 1997 in partial consideration for the worldwide exclusive patent rights. In January and February 2000, Axonyx issued an additional 150,944 shares to NYU and 75, 473 shares to Dr. Frangione pursuant to exercise of options under these agreements.

     On May 19, 1999 Axonyx signed a Development Agreement and Right to License (the "Development Agreement") between itself and Applied Research Systems ARS Holding N.V., a wholly owned subsidiary of Ares Serono International S.A., a Swiss pharmaceutical company ("Ares Serono"). Under the Development Agreement, the Company granted an exclusive right to license its patent rights and know-how regarding the AIPs to Ares Serono. Ares Serono paid Axonyx a fee for the right to license of $250,000. The right to license has a one year term, renewable for an additional one year period upon payment of a fee of $500,000. On May 2, 2000 Ares Serono informed Axonyx that it is exercising its right to license under the Development Agreement and the two companies are currently negotiating the final terms of a licensing agreement. Under a licensing agreement Ares Serono would continue the research and development of the AIP & PIP technologies initiated during the term of the Development Agreement. Any patent rights or know-how developed by Ares Serono arising out of the conduct of the research shall revert to Axonyx if the parties do not sign a licensing agreement.


     In conjunction with the Development Agreement between Axonyx and Ares Serono, Ares Serono has entered into an employment agreement with Dr. Claudio Soto, one of the lead scientists involved in the research on the AIPs and PIPs, who performed professional services for Axonyx from February 1999 after his departure from New York University School of Medicine in December 1998 until May 1999. Dr. Soto has continued his work on development of the AIP & PIP technologies at Ares Serono under the Development Agreement.

     Research under our licensing agreement with CURE, LLC has continued at the NIA, furthering the preclinical development of Phenserine, Cymserine, and related compounds. We are currently sponsoring one of the researchers at the NIA facilities involved in this field of research.

     On October 1, 1999 we entered into an agreement with the University of Melbourne (Australia). In addition to the costs associated with the filing and prosecution of any patent applications resulting from collaborative research, we have committed approximately $60,000 per year for each of the next three years to fund research aimed at developing a diagnostic test for Alzheimer's Disease. Both parties will own any resulting intellectual property as tenants in common in equal shares. In addition, we have an option to acquire an exclusive worldwide license to the intellectual property or patent resulting from the research project, and to an existing patent application.

     In order to facilitate the recruitment and enrollment of patients into clinical trials of our pharmaceutical products, we have entered into preliminary discussions with a number of institutions that operate centers for the treatment of aged individuals. These institutions include the University of Washington, Oregon Health Sciences, and the Aging and Dementia Center at New York University, as well as a number of companies that operate senile dementia centers providing long term residential care for elderly people suffering from various forms of dementia including AD. It is contemplated that, subject to appropriate ethical protection, through these institutions we will have access to large groups of subjects for the Phase II and Phase III testing of its drugs, that are prerequisites to FDA approval.

F.   MANUFACTURING, MARKETING AND SALES

     We do not intend to manufacture or market any products it may develop. We intend to license to, or enter into strategic alliances with, larger pharmaceutical and veterinary companies that are equipped to manufacture and/or market our products through their well developed distribution networks. We may license some or all of our worldwide patent rights to more than one company to achieve the fullest development, marketing and distribution of our products. It is necessary for us to obtain limited quantities of our drug compounds for research and clinical testing purposes. The raw materials necessary for formulation of our drug compounds for this purpose are readily available at a reasonable cost to us.

G.   PATENTS, TRADEMARKS, AND COPYRIGHTS

     We have obtained exclusive worldwide licenses to five patents issued by the United States Patent and Trademark Office, and to one patent application pending in the United States. We are the co-owner of one application, and sole owner of one additional application pending in the United States. Associated foreign patent applications have been filed. We will continue to seek to obtain additional licenses from universities and other research institutions.

     On February 11, 1997, we obtained an exclusive worldwide license from the NIH's parent agency, the Public Health Service ("PHS"), to patents and patent applications relating to Phenserine, Cymserine, their analogs and related acetylcholinesterase and butyrylcholinesterase inhibitory compounds from the laboratory of Dr. Nigel Greig and his collaborators via a sublicense with CURE, LLC. Under the license agreement, we agreed to pay royalties to CURE, LLC on future sales of products developed from the patented technologies, as well as an up front fee, milestone payments and patent filing and prosecution costs. Four patents have been issued in the United States. Certain pass through provisions from the License Agreement between CURE, LLC and the PHS are contained in our License Agreement with CURE, LLC. Those provisions cover certain reserved government rights to the licensed patents, obligations to meet certain benchmarks and perform a commercial development plan, as well as indemnification, termination and modification of rights. The license terminates upon the last to expire of the licensed patents or the term of the agreement between CURE, LLC and the PHS, whichever occurs first. Patent applications corresponding to the patents and application have been filed in Europe, Japan, Australia, and Canada.

     A pending patent application directed to highly selective butyrylcholinesterase inhibitors resulting from a collaboration between Dr. Hausman of Axonyx and Dr. Greig of the NIH and others has also been filed. This patent application is jointly owned by us and the NIH. A corresponding International Application has also been filed.

     We obtained an exclusive worldwide license from New York University to one U.S. patent and one pending continuation application thereof from the laboratory of Dr. Blas Frangione at the NYU School of Medicine. The NYU patent and application relate to the AIPs and PIPs. Associated foreign patent applications have been filed in Europe, Japan, Australia, and Canada. In addition, we have an exclusive license to all inventions in the field arising from ongoing research.

     Additionally, we have sole ownership of one pending provisional application in the United States relating to peptide mimetics.

     We have not filed for any copyright or trademark protection to date. The following is a breakdown of the issued and pending patents we have acquired rights to.

     ISSUED PATENTS

U.S. Patent 5,171,750 issued December 15, 1992 for "Substituted Phenserines as Specific Inhibitors of Acetylcholinesterase".

U.S. Patent 5,378,723 issued January 3, 1995 for "Carbamate Analogs of Thiaphysovenine and Method for Inhibiting Cholinesterases".

U.S. Patent 5,409,948 issued April 25, 1995 for "Method for Treating Cognitive Disorders with Phenserine".

U.S. Patent 5,998,460 issued December 7, 1999 for "Phenylcarbamates of (-)-Eseroline, (-)-N1-Noreseroline and (-)-N1-Benzylnoreseroline: Selective Inhibitors of Acetyl and Butyrylcholinesterase, Pharmaceutical Compositions and Method of Use Thereof."

U.S. Patent 5,948,763 issued September 7, 1999 for "Peptides and Pharmaceutical Compositions thereof for Treatment of Disorders or Diseases Associated with Abnormal Protein Folding into Amyloid or Amyloid-like Deposits"

     PATENTS PENDING

     Note that there can be no assurance that corresponding patents will be issued or that the scope of the coverage claimed in the following patent applications will not be significantly reduced prior to any patent being issued.

     We have a pending application co-owned with the NIH relating to certain butyrylcholinesterase inhibitor compounds and their use in the early diagnosis and treatment of AD and related conditions.

     We have a pending U.S. application licensed from NYU relating to peptides that inhibit formation of amyloid or amyloid-like deposits.

     We also have a pending U.S. application relating to peptide mimetics that inhibit formation of amyloid or amyloid-like deposits.

H.   COMPETITION

     We compete with many large pharmaceutical companies that are developing drug compounds similar to those being developed by us, especially in the area of acetylcholinesterase inhibitors. For further information see Section B: Industry and Market above. Many large pharmaceutical companies and smaller biotechnology companies have well funded research departments concentrating on therapeutic approaches to AD. We expect to encounter substantial competition for many of the principal pharmaceutical products it is developing, especially in the area of acetylcholinesterase inhibitors. However, we are not aware of any other commercial research programs in the area of butyrylcholinesterase inhibitors, and we believe that our patent protection covering the AIPs, if approved by the U.S. Patent Office, will offer broad based protection and will provide us with a significant competitive advantage to our competitors in that area.

     In the intense competitive environment that is the pharmaceutical industry, those companies that complete clinical trials, obtain regulatory approval and commercialize their drug products first will enjoy competitive advantages. We believe that the compounds covered by our patent rights have unique characteristics that may enable them, if fully developed, to have a substantial market impact.

I.   EMPLOYEES

     We currently have six full time employees, five of whom are in administration/management and one of which is in research and development. In February 1999, we came to an oral agreement with Linda Strascina under which Ms. Strascina serves as Director of Corporate Communications and Investor Relations for an annual salary of $40,000, with a performance based bonus. Ms. Strascina is not an officer or director of our company. On November 10, 1999, we came to an agreement with Robert G. Burford, Ph.D. under which Dr. Burford became an employee of our Company. On December 3, 1999 Dr. Burford was elected as the Vice President, Product Development. See the Executive Compensation section for information on our employment arrangements with certain of our officers and directors.

J.   DESCRIPTION OF PROPERTY

     Our operations are conducted from its offices in New York, New York, Seattle, Washington and Stevenson, Washington. The Stevenson, Washington facilities have been provided to us without charge on a temporary basis by an officer. We have leased 144 square feet of office space in Seattle on a three month renewable basis at a rental rate of $900.00 per month. We have leased 2,000 square feet of office space in New York for a three year period at a rental rate of $9,000 per month.

     We do not currently own and we have not made any investments in real estate, including real estate mortgages, and we do not intend to make such investments in the near future.

K.   LEGAL PROCEEDINGS

     We are not involved in any legal proceedings, and there are no material pending legal proceedings of which we are aware.

                                   MANAGEMENT

     Our current executive officers, directors and significant employees are as follows:

NAME                                  AGE         POSITION
----                                  ---         --------
Marvin S. Hausman, M.D.               58          President & Chief Executive
                                                  Officer, Director

Albert D. Angel                       62          Chairman of the Board
                                                  of Directors

Michael M. Strage                     40          Vice President, Treasurer,
                                                  Director

Michael R. Espey                      38          Vice President, Secretary,
                                                  Director

Abraham E. Cohen                      62          Director

Christopher Wetherhill                51          Director

Robert G. Burford, Ph.D., F.A.C.A.    61          Vice President of Product
                                                  Development

     Each director is elected to hold office for a one year term or until the next annual meeting of stockholders and until his successor is elected and qualified. Our officers serve at the pleasure of our Board of Directors.

     The following sets forth certain biographical information with respect to our directors and executive officers.

MARVIN S. HAUSMAN, M.D. Marvin Hausman has served as a Director and President & CEO of our company since January 1999, and as a Director and President & CEO of the predecessor company, Axonyx Inc., from January 1997 to December 1998. At the 1999 Annual Meeting of Stockholders held on September 17, 1999 Dr. Hausman was reelected as a director of Axonyx to serve until the 2000 Annual Meeting of Stockholders. At a Board Meeting on September 17, 1999, Dr. Hausman was reelected as President and Chief Executive Officer of Axonyx to serve until the Board of Directors meeting to be held as soon as possible after the 2000 Annual Meeting of Stockholders. Dr. Hausman was a founder of Medco Research Inc., a pharmaceutical biotechnology company specializing in adenosine products. He has thirty years experience in drug development and clinical care. Dr. Hausman received his medical degree from New York University School of Medicine in 1967 and has done residencies in General Surgery at Mt. Sinai Hospital in New York, and in Urological Surgery at U.C.L.A. Medical Center in Los Angeles. He also worked as a Research Associate at the National Institutes of Health, Bethesda, Maryland. He has been a Lecturer, Clinical Instructor and Attending Surgeon at the U.C.L.A. Medical Center Division of Urology and Cedars-Sinai Medical Center, Los Angeles. He has been a Consultant on Clinical/Pharmaceutical Research to various pharmaceutical companies, including Bristol-Meyers International, Mead-Johnson Pharmaceutical Company, Medco Research, Inc., and E.R. Squibb. Since October 1995 Dr. Hausman has been the President of Northwest Medical Research Partners, Inc., a medical technology and transfer company. He was a member of the board of directors of Medco Research, Inc. from May 1996 to July 1998. Dr Hausman has been a member of the board of directors of Regent Assisted Living, Inc., a company specializing in building assisted living centers including care of senile dementia residents, since March 1996.

ALBERT D. ANGEL, ESQ. Albert Angel has served as Chairman of the Board of Directors of our company since January 1999 and served as Chairman of the Board of Directors of the predecessor company, Axonyx Inc., from April 1997 to December 1998. At the 1999 Annual Meeting of Stockholders held on September 17, 1999 Mr. Angel was reelected as a director of Axonyx to serve until the 2000 Annual Meeting of Stockholders. Mr. Angel has more than 30 years of experience in the pharmaceutical and biotechnology fields, primarily at Merck & Co., Inc. Mr. Angel received his law degree from Yale Law School in 1960 and, after army service, was with the firm of Hughes Hubbard Blair & Reed until 1967. Mr. Angel joined Merck in 1967 as Latin American attorney and served successively as European Counsel and International Counsel until 1977 when he relocated to London as Vice-President of Merck Sharp & Dohme (Europe), Inc. During the next 8 years he served first as Regional Director responsible for Merck's Scandinavian businesses and then as Chairman and Managing Director of Merck Sharp & Dohme Limited responsible for business activities in the United Kingdom, Ireland and

Anglophone Africa. From 1985 to 1993 Mr. Angel served as Vice-President, Public Affairs for Merck & Co., Inc. Since 1993 Albert Angel has been President of Angel Consulting and since November 1994 Mr. Angel has been a partner in Naimark & Associates, both of which provide management, marketing, planning and public affairs advice to pharmaceutical and biotechnology companies. He is also vice-chair of the National Board of Trustees of the National Jewish Medical and Research Center (Denver, Colorado). Mr. Angel intends to devote at least 30% of his time to the Company.

ABRAHAM E. COHEN. Mr. Cohen was appointed by the Board of Directors as a director of the Company on May 5, 2000. Abraham ("Barry") Cohen serves on the board of directors of Teva Pharmaceutical Industries, Ltd., Neurobiological Technologies, Inc., Vasomedical, Inc., Pharmaceutical Products Development, Inc. and Smith Barney (Mutual Funds). He is also serves as a director on the supervisory board of Akzo Nobel, N.V. Barry Cohen is a retired Senior Vice President of Merck & Co., Inc. and President of Merck Sharp & Dohme International ("MDSI"). Mr. Cohen joined MDSI in New York in 1957 and moved to India in 1960 during the early development stages of the Merck subsidiary there. Subsequently, he played a key role in the development of Merck's international pharmaceutical business, becoming the first Managing Director for Pakistan in 1962 and Regional Director for South Asia in 1964. He became Regional Director for Northern Europe in 1967 and was elected MDSI's Vice President for Europe in 1969. In 1974, Mr. Cohen was elected Executive Vice President of MDSI and became President of the Division in 1977. In 1982, he was named to serve concurrently as a corporate Senior Vice President. In this role, his responsibilities were significantly expanded to include oversight of worldwide strategic issues and the development and acquisition of new businesses outside the United States. Mr. Cohen retired from Merck in 1992.

CHRISTOPHER WETHERHILL. Christopher Wetherhill has served as a Director of our company since January 1999 and served as a Director of the predecessor company, Axonyx Inc., from August 1997 to December 1998. At the 1999 Annual Meeting of Stockholders held on September 17, 1999 Mr. Wetherhill was reelected as a director of Axonyx to serve until the 2000 Annual Meeting of Stockholders. From 1971 until 1977 he was the manager of the accounting and management services department at Arthur Young & Co., now Ernst & Young, Bermuda. From 1977 to 1981, he was a director and financial controller of Offshore Contractors (Bermuda) Limited, a Bermuda company involved in offshore oil platform construction and shipping. He is a Fellow of the Institute of Chartered Accountants in England and Wales, a member of the Bermudian and Canadian Institutes of Chartered Accountants, and a Fellow of the Institute of Directors and Freeman of the City of London. Since September 21, 1994, Mr. Wetherhill has been the managing director of Boundary Bay Investments Limited, a major shareholder of the Company. Mr. Wetherhill is a chartered accountant and from September 1981 to June 1996, he was the President and Chief Executive Officer of Hemisphere Management Limited of Bermuda, a corporate management company. From June 1996 to the present Mr. Wetherhill has been President & CEO of MRM Financial Services Ltd. (the parent company of Hemisphere Management Limited).

MICHAEL M. STRAGE, ESQ. Mr. Strage has been a Director, Vice President and Treasurer of the Company since January 1999 and was a Director and Vice President of the predecessor company, Axonyx Inc., from January 1997 to December 1998. He served as Axonyx Inc.'s Secretary from January 1997 until September 1998, and as Treasurer until the merger in December 1998. At the 1999 Annual Meeting of Stockholders held on September 17, 1999 Mr. Strage was reelected as a director of Axonyx to serve until the 2000 Annual Meeting of Stockholders. At a Board Meeting on September 17, 1999, Mr. Strage was reelected as Vice President, Treasurer and Chief Administrative Officer of Axonyx to serve until the Board of Directors meeting to be held as soon as possible after the 2000 Annual Meeting of Stockholders. Michael Strage is an attorney with experience in corporate transactions, commercial and securities law, and litigation. From August 1986 to March 1991 Mr. Strage was an assistant district attorney at the Manhattan District Attorney's office. From April 1991 until March 1996, Mr. Strage was an associate at the Los Angeles law firm of Hancock, Rothert & Bunschoft. From April 1996 to August 1998 Mr. Strage was an employee at Espey & Associates, Inc., a New York firm, where he was involved in structuring several transnational securities placements.

MICHAEL R. ESPEY, ESQ. Mr. Espey has been a Director, Vice President and Secretary of the Company since January 1999 and was a Director and Vice President of the predecessor company, Axonyx Inc., since January 1997. He served as Axonyx Inc.'s Treasurer from January 1997 until September 1998, and as Secretary until the merger in December 1998. At the 1999 Annual Meeting of Stockholders held on September 17, 1999 Mr. Espey was reelected as a director of Axonyx to serve until the 2000 Annual Meeting of Stockholders. At a Board Meeting on September 17, 1999, Mr. Espey was reelected as Vice President and Secretary of Axonyx to serve until the Board of Directors meeting to be held as soon as possible after the 2000 Annual Meeting of Stockholders. Michael Espey is an attorney based in Seattle, Washington with extensive experience in securities law and investment banking. From October 1994 to December 1995 Mr. Espey served as General Counsel for the securities firms of Lee, Van Dyk, Zivarts, Pingree & Co. and Financial Services International Corp. in Seattle. From January 1996 to March 1996 Mr. Espey was a self-employed attorney practicing corporate and securities law. From April 1996 to August 1998 Mr. Espey worked at Espey & Associates, Inc. a New York firm where he was involved in structuring several transnational securities placements.

ROBERT G. BURFORD, PH.D., F.A.C.A. On December 3, 1999, the Board of Directors of Axonyx elected Dr Burford as Vice President for Product Development, to serve until the Board of Directors meeting to be held as soon as possible after the 2000 Annual Meeting of Stockholders. Dr. Burford has 32 years of experience in pharmaceutical development, having successfully managed drug development programs for G.D. Searle and Co., Biovail Corporation International, and other major pharmaceutical companies. Most recently he successfully directed the clinical development of Tiazac(TM), a drug for the treatment of hypertension that was launched by Forest Laboratories, and now commands 15% of the market.

         Michael Strage is married to Michael Espey's sister. There are no other family relationships between any of the officers and directors.

BOARD COMMITTEES

         During the year ended December 31, 1999, the Board of Directors met on seven occasions. Christopher Wetherhill, a director of our company attended less than 75% of the meetings of the Board and those committees on which the director served.

         The Board of Directors created the Compensation, Audit and Nominating Committees at the Board Meeting on January 13, 1999. Prior to that neither our company nor its predecessors had any Board Committees.


         The Compensation Committee of the Board of Directors, currently consisting of Messrs. Albert Angel, Barry Cohen and Christopher Wetherhill, administers our 1998 Stock Option Plan, and makes proposals to the full Board for officer compensation programs, including salaries, option grants and other forms of compensation.



         The Audit Committee of the Board of Directors, currently consisting of Messrs. Albert Angel, Christopher Wetherhill and Barry Cohen, recommends the firm to be employed as our independent public accountants, and oversees our audit activities and certain financial matters to protect against improper and unsound practices and to furnish adequate protection to all assets and records.


         The Nominating Committee of the Board of Directors, currently consisting of Messrs. Marvin Hausman and Albert Angel, makes proposals to the full Board concerning the hiring or engagement of directors, officers and certain employee positions.

                             EXECUTIVE COMPENSATION

A.       SUMMARY COMPENSATION TABLE

         In our pre-merger period during fiscal year 1998, we did not pay any cash compensation to our executive officers.

         Below is the aggregate annual remuneration of each of the highest paid persons who were executive officers of our company and our pre-merger predecessor, during our last two fiscal years ended December 31, 1998 and December 31, 1999.


  SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------
                                      Annual Compensation              Long Term Compensation
                                --------------------------------- ---------------------------------
                                                                          Awards           Payouts
                                                                  ----------------------   --------
                                                         Other    Restricted  Securities
  Name and principal                                   annual     stock       underlying   LTIP     All
       position          Year    Salary      Bonus      compen     award(s)    Options/    payouts  other
                                   ($)        ($)       sation       ($)       SARs (#)      ($)    compensation
                                                          ($)                                         ($)
         (a)             (b)       (c)        (d)         (e)        (f)          (g)        (h)      (i)
----------------------- ------- ---------- ----------- ---------- ----------- ------------ -------- ---------
Marvin S. Hausman
Dir., Pres. & CEO       1999    $125,000   $150,000    $0         $0          200,000      $0       $0
                        ------- ---------- ----------- ---------- ----------- ------------ -------- ---------
                        1998    $0         $0          $0         $0          0            $0       $0
                        ------- ---------- ----------- ---------- ----------- ------------ -------- ---------
Michael M. Strage
Dir., V.P., Treas. (1)  1999    $100,000   $45,000     $0         $0            40,000     $0       $28,000
                        ------- ---------- ----------- ---------- ----------- ------------ -------- ---------
                        1998    $0         $0          $0         $0          0            $0       $0
                        ------- ---------- ----------- ---------- ----------- ------------ -------- ---------


(1) Column (i): Michael M. Strage received a consulting fee of $7,000 per month for four months in 1998.

B.       OPTION/SAR GRANTS IN FISCAL YEAR 1999

                                   OPTION/SAR GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------------------
                                             Individual Grants
-------------------------------------------------------------------------------------------------------------
           Name              Number of securities      Percent of total       Exercise or   Expiration date
                             underlying Options/     options/ SARs granted    base price
                               SARs granted (#)     to employees in fiscal      ($/Sh)
                                                             year
           (a)                       (b)                      (c)                 (d)             (e)
--------------------------- ----------------------- ------------------------ -------------- -----------------
Marvin S. Hausman (1)        200,000                55.10%                   $3.11          1/1/04
                            ----------------------- ------------------------ -------------- -----------------
Michael M. Strage (2)         40,000                11.02%                   $2.88          1/1/09
                            ----------------------- ------------------------ -------------- -----------------


(1) On January 13, 1999, we granted 200,000 Incentive Stock Options exercisable at $3.11 per share to Marvin S. Hausman, President & CEO, with 50,000 options vesting immediately, 50,000 vesting on January 1, 2000, 50,000 vesting on January 1, 2001, and 50,000 vesting on January 1, 2002.

(2) On January 13, 1999, we granted 40,000 Incentive Stock Options exercisable at $2.88 per share to Michael M. Strage, Vice President & Treasurer, with 10,000 options vesting immediately, 10,000 vesting on January 1, 2000, 10,000 vesting on January 1, 2001, and 10,000 vesting on January 1, 2002.

         We did not grant any free standing Stock Appreciation Rights ("SARs") to any executive officers in fiscal year 1999.

C.       OPTION/SAR EXERCISES AND FISCAL 1999 YEAR END OPTION/SAR VALUES


     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
   -------------------------------------------------------------------------------------------------------------
                                               Shares acquired   Value            Number of         Value of
                                               on exercise (#)   realized ($)     securities      unexercised
                                                                                  underlying      in-the-money
                                                                                 unexercised      options/SARs
                                                                               options/SARs at     at fiscal
                                                                               fiscal year end    year end ($)
                                                                                     (#)
                                                                               ----------------- ---------------
                      Name                                                       Exercisable/     Exercisable/
                                                                                unexercisable    unexercisable

                      (a)                            (b)             (c)             (d)              (e)
                                               ----------------- ------------- ----------------- ---------------
   Marvin S. Hausman, M.D., Pres. & CEO        0                 $0            50,000/           $257,000/
                                                                               150,000           $771,000
                                               ----------------- ------------- ----------------- ---------------
   Michael M. Strage, V.P. & Treasurer         0                 $0            10,000            $53,700/
                                                                               30,000            $161,100
                                               ----------------- ------------- ----------------- ---------------

                                               ----------------- ------------- ----------------- ---------------

                                               ----------------- ------------- ----------------- ---------------

   ------------------------------------------- ----------------- ------------- ----------------- ---------------


         There were no exercises of options by any executive officers in the fiscal year 1999.

D.       LONG TERM INCENTIVE PLAN

         We do not have a Long-Term Incentive Plan (LTIP) and therefore did not award any LTIPs in the fiscal year 1999.

E.       COMPENSATION OF DIRECTORS

         We pay our non-employee directors (Mssrs. Angel, and Wetherhill) $500.00 for each Board Meeting attended in person and $250.00 for each Board Meeting attended by telephone. Directors are also reimbursed for their out-of-pocket expenses incurred to attend meetings. Directors were not compensated in any manner during the fiscal year 1998.

         Our non-employee directors were granted stock options in fiscal year 1999 under our 1998 Stock Option Plan.

         On January 13, 1999, we granted 300,000 Non-Statutory Stock Options exercisable at $2.88 per share to Albert D. Angel, Chairman of the Board, with 75,000 vesting immediately, 75,000 vesting on January 1, 2000, 75,000 vesting on January 1, 2001, and 75,000 vesting on January 1, 2002. On January 13, 1999, Mr. Angel transferred all right, title and interest in these options to the Angel Brothers Partnership, a partnership consisting of Mr. Angel's adult sons. On January 10, 2000, we granted Albert Angel 100,000 Non-Statutory Stock Options exercisable at $11.50 per share, with 25,000 options vesting immediately, 25,000 options vesting on January 10, 2001, 25,000 options vesting on January 10, 2002, and 25,000 options vesting on January 10, 2003. On January 12, 2000 Albert Angel transferred all right, title and interest in these options to the Angel Brothers Partnership, a partnership consisting of Mr. Angel's adult sons. Albert Angel disclaims any beneficial ownership of the above options.

         We granted 40,000 Non-Statutory Stock Options exercisable at $2.88 per share to Christopher Wetherhill, a director, with 10,000 options vesting immediately, 10,000 vesting on January 1, 2000, 10,000 vesting on January 1, 2001, and 10,000 vesting on January 1, 2002.

F. EMPLOYMENT CONTRACTS WITH EXECUTIVE OFFICERS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         Marvin S. Hausman, M.D., President & CEO. In January 1999, we came to an oral agreement with Marvin Hausman whereby Dr. Hausman agreed to serve as President & CEO of our company and as a Director for an annual salary of $125,000. In December 1999, the Board of Directors, upon the recommendation of the Compensation Committee, awarded Dr. Hausman a bonus for the year 1999 in the amount of $150,000, and increased Dr. Hausman's salary for the year 2000 to $190,000 per year. On January 13, 1999, the Board of Directors, upon the recommendation of the Compensation Committee, granted Dr. Hausman 200,000 Incentive Stock Options exercisable at $3.11 per share, with 50,000 options vesting immediately, 50,000 vesting on January 1, 2000, 50,000 vesting on January 1, 2001, and 50,000 vesting on January 1, 2002. On January 10, 2000 Dr. Hausman was granted 100,000 Non-Statutory Stock Options exercisable at $11.50 per share, with 25,000 options vesting immediately, 25,000 vesting on January 10, 2001, 25,000 vesting on January 10, 2002, and 25,000 vesting on January 10, 2003.

         Michael M. Strage, Vice President & Treasurer. In January 1999, we came to an oral agreement with Michael Strage whereby Mr. Strage agreed to serve as Vice President & Treasurer of our company and as a Director for an annual salary of $100,000. In July 1999, Michael Strage was awarded a merit bonus of $25,000. In December 1999, Mr. Strage was awarded a year-end bonus for the year 1999 in the amount of $20,000. On March 24, 2000, upon the recommendation of the Compensation Committee, Michael Strage's salary for the year 2000 was increased from $100,000 to $150,000 per year. On January 13, 1999, Michael Strage was granted 40,000 Incentive Stock Options exercisable at $2.88 per share, with 10,000 options vesting immediately, 10,000 vesting on January 1, 2000, 10,000 vesting on January 1, 2001, and 10,000 vesting on January 1, 2002. On January 10, 2000, Michael Strage was granted 24,000 Incentive Stock Options exercisable at $11.50, with 6,000 stock options vesting immediately, 6,000 stock options vesting on January 10, 2001, 6,000 stock options vesting on January 10, 2002, and 6,000 stock options vesting on January 10, 2003. On the same date Michael M. Strage was granted 16,000 Non-Statutory Stock Options exercisable at $11.50, with 4,000 stock options vesting immediately, 4,000 stock options vesting on January 10, 2001, 4,000 stock options vesting on January 10, 2002, and 4,000 stock options vesting on January 10, 2003.

         We do not have any arrangements with our executive officers triggered by termination of employment or change in control other than the following. All options granted under the 1998 Stock Option Plan, including those to its executive officers, provide for accelerated vesting upon a change in control, among other events, unless the options are either assumed by the successor corporation or are replaced by a comparable cash incentive program of the successor corporation based on the value of the option upon the change in control event.

G.       OPTION EXERCISES AND HOLDINGS


         No options to purchase shares of our common stock or our corporate predecessors were exercised during the fiscal year ended December 31, 1999. The number of unexercised options held as of May 15, 2000 is 1,554,651.


                             PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information regarding beneficial ownership of our common stock as of May 15, 2000 by:


- each person known to us to own beneficially 5% or more of any class of our securities, including those shares subject to outstanding options

-        each of our officers and directors

-        all of our officers and directors as a group.


         Under the securities laws, a person is considered to be the beneficial owner of securities that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. We determine the beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him/her, but not those held by any other person which are exercisable within 60 days of the date of this prospectus, have been exercised or converted. As of May 15, 2000 there were 14,214,019 shares of our common stock issued and outstanding. This does not include the 1,767,800 shares of our common stock issuable in the event of conversion of outstanding warrants, and 1,554,651 shares issuable in the event of conversion of outstanding options.

         Unless otherwise indicated, the address of each of the listed beneficial owners identified above is 825 Third Avenue, 40th Floor, New York, NY 10022. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.



                                    NUMBER OF SHARES
NAME OF                             BENEFICIALLY
BENEFICIAL OWNER                    OWNED                     PERCENT OF CLASS
----------------                    --------                  ----------------
Marvin S. Hausman, M.D. (1)         2,113,500                          14.74%

Christopher Wetherhill (2)          1,159,000                           8.13%

Albert D. Angel (3)                   524,000                           3.68%

Michael M. Strage (4)                 280,000                           1.97%

Michael R. Espey (5)                  280,000                           1.97%

Robert G. Burford, Ph.D. (6)           22,500                           0.16%

Abraham E. Cohen (7)                   20,000                           0.15%

All directors and executive
officers (seven persons) as a
group                               4,399,000                           30.35%
                                    ---------                       ------------

Steven C. Espey (8)                 2,050,000                           14.42%

Boundary Bay Investments Ltd. (9)   1,008,000                            7.08%





(1) Marvin S. Hausman, M.D. was one of our founders and currently serves as our President and Chief Executive Officer. The number of shares owned by Marvin Hausman includes: 1,988,500 shares owned by Dr. Hausman and 125,000 shares under vested options. Does not include 30,000 shares gifted to Dr. Hausman's three adult children, with 10,000 to each in November 1999, 250 shares gifted to Roberta Matta in November 1999, and 175,000 shares under unvested options.

(2) Christopher Wetherhill is a Director of our company. Includes 107,500 shares held in Mr. Wetherhill's name and 1,008,000 shares held by Boundary Bay Investments Ltd. ("BBI"). Mr. Wetherhill holds a controlling position as the Managing Director of BBI and is the sole beneficial owner. Also includes 24,000 shares that may be issued upon exercise of warrants held by BBI, and 20,000 shares under vested options held in Mr. Wetherhill's name. Does not include 20,000 shares under unvested options. Mr. Wetherhill's address is 9 Church Street, Hamilton HM 11, Bermuda.

(3) Albert D. Angel is the Chairman of the Board of Directors of our company. All shares are owned by Mr. Angel. Includes 516,000 shares owned by Mr. Angel, and 8,000 shares that may be issued upon exercise of warrants. Does not include 300,000 options granted to Mr. Angel on January 13, 1999 that he transferred to the Angel Brothers Partnership on the same day, including 75,000 vested but unexercised options, and 100,000 options granted to Mr. Angel on January 10, 2000 that he transferred to the Angel Brothers Partnership on January 12, 2000, including 25,000 vested but unexercised options. The Angel Brothers Partnership is a partnership consisting of Mr. Angel's adult sons. Mr. Angel disclaims any beneficial ownership in the Angel Brothers Partnership. Mr. Angel's address is 4 Rocky Way Llewellyn Park, West Orange, N.J. 07052.


(4) Michael M. Strage was a co-founder of our company and currently serves as Vice President and Treasurer. Includes 250,000 shares owned by Mr. Strage, and 30,000 shares under vested options. Does not include 150,000 shares under unvested options.


(5) Michael R. Espey was a co-founder of our company and currently serves as Vice President and Secretary. Includes 250,000 shares owned by Mr. Espey, and 30,000 shares under vested options. Does not include 30,000 shares under unvested options. Michael Espey's address is 1001 4th Avenue Plaza, Suite 3228, Seattle, WA 98154.

(6) Robert G. Burford, Ph.D. serves as our Vice President, Product Development. The number of shares for Dr. Burford includes shares under vested options. Does not include 87,500 unvested options.

(7) Steven C. Espey was a founder of our company. Steven Espey is Michael Espey's stepfather. All shares are owned by Mr. S. Espey. Mr. Espey's address is 358 East 69th Street, New York, NY 10021.


(8) Abraham E. Cohen was appointed a director of our company on May 5, 2000. The number of shares for Mr. Cohen includes shares under vested options. Does not include 30,000 unvested options.


(9) Boundary Bay Investments Ltd. is a Cayman Islands corporation beneficially owned by Christopher Wetherhill, a director of our company. Includes 1,008,000 shares issued in the name of BBI, and 24,000 shares that may be issued upon exercise of warrants. The address of BBI is 3rd Floor Harbour Centre, George Town, Grand Cayman, Cayman Islands, B.W.I.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(Numbers for Ionosphere, Inc. shares issued prior to the merger are adjusted retroactively to reflect the 1 for 2 reverse split on December 28, 1998 unless otherwise indicated.)

         The following section describes transactions since inception to which our company or its predecessor corporations were a party and in which any of our officers, directors, director nominees, or principal shareholder had a direct or indirect interest.

         During 1997 and up to March 1, 1999, Steven Espey has provided Axonyx with the use of office space in New York. There was no specific charge for such use of office space, although issuance of common stock to Steven Espey at the time of our company's founding was designed, in part, to reflect this anticipated contribution. The President of one of our predecessor companies, Ionosphere, Inc. provided Ionosphere with office space without charge from August 1997 to December 1998.

         Marvin S. Hausman, M.D. provided services as President & CEO to our predecessor company Axonyx Inc. from the time it began operations in January 1997 without cash remuneration from Axonyx Inc. Michael Strage and Michael Espey provided services to our predecessor company Axonyx Inc. as officers since it began operations in January 1997 until September 1998 without cash remuneration.

         T.J. Jesky provided services as President to our predecessor company Ionosphere, Inc. from the time it began operations in July 1997 until December 1998 without compensation from Ionosphere, Inc. Skyelan Rose provided services as Secretary and Ann Reihl provided services as Treasurer to our predecessor company Ionosphere, Inc. from the time it began operations in July 1997 until December 1998.

         On March 5, 1997, Axonyx Inc. issued 4,300,000 shares of common stock to Boundary Bay Investments Ltd. Of these shares, 3,300,000 shares of common stock were issued upon assignment of option rights to certain exclusive patent rights, and 1,000,000 shares of common stock were issued for the commitment of an investment of $400,000 pursuant to an Investment Agreement dated February 18, 1997. We received $400,000 over a one year period between March 7, 1997 and February 4, 1998.

         On August 27, 1997, Axonyx granted Albert D. Angel, Chairman of the Board of Directors, 500,000 shares of common stock subject to a two year vesting schedule in consideration of services rendered and to be rendered to Axonyx under a Vesting Agreement.

         On August 28, 1997, Ionosphere, Inc. issued 3,000,000 shares of common stock, par value $0.001 to Ionosphere, LLC for cash of $4,200.00 and a note receivable for $45,000.00 due August 28, 1999, with interest at 8% per annum. T.J. Jesky, the President and CEO of Ionosphere, Inc. was the sole managing member of Ionosphere, LLC. The note receivable was paid off on May 19, 1998.

         On April 27, 1998,we issued a Nine Percent Convertible Note to Boundary Bay Investments Ltd. (BBI) in the amount of $125,000, evidencing a loan from BBI in that amount. This loan is convertible at $4.00 per share of common stock (pre-split). The loan bears interest at 9% per annum, with interest payments due annually. The Note matures May 1, 2000.

         Michael R. Espey, Vice President and Secretary and Michael M. Strage, Vice President and Treasurer, were each paid consultant fees in the amount of $28,000 by our predecessor company in return for their services rendered in 1998.

         On May 19, 1998 Ionosphere, Inc. issued 215,000 shares of common stock to its founding shareholder, T.J. Jesky in consideration for the following: (1) forgiveness of loans to Ionosphere, Inc. in the amount of $4,645, (2) a Note Receivable issued on August 28, 1997 for $45,000.00 was paid off, (3) accrued interest on the Note Receivable in the amount of $2,604.00 was paid off, and (4) a Deed of Trust for $260,000.00.

         On September 1, 1998, Axonyx Inc. issued a Nine Percent Convertible Note to Boundary Bay Investments Ltd. in the amount of $75,000.00, evidencing a loan from BBI in that amount. This loan was convertible at $4.00 per share of common stock (pre-split). The Note bore interest at 9% per annum, with interest payments paid annually. The Note was subsequently converted into shares of common stock (see below).

         On December 9, 1998, eight of the beneficial owners of Boundary Bay Investments Ltd. ("BBI") requested that shares of common stock of Axonyx be transferred into their respective and direct ownership positions. Certificates representing shares of common stock in their respective shareholdings in BBI were issued to the transferee shareholders of BBI. In addition, on the same date 107,500 shares were transferred to Christopher Wetherhill, the managing director of BBI, reflecting a portion of his shareholdings in BBI. Other than Christopher Wetherhill, none of the transferees were affiliates of our company. 860,000 shares of common stock were retained by BBI. Christopher Wetherhill is the sole beneficial owner of BBI.

         On September 22, 1999 Boundary Bay Investments Ltd. elected to convert its two Nine Percent Convertible Notes in an aggregate principal amount of $200,000, into 100,000 shares of common stock at a post split conversion price of $2.00 per share. We issued 100,000 shares to BBI on September 27, 1999.

         On September 29, 1999 Albert D. Angel, our Chairman of the Board, purchased four units in our private placement offering. Mr. Angel was issued 16,000 shares of common stock and 8,000 common stock purchase warrants exercisable at $11.00 per share.

         On September 30, 1999 BBI purchased twelve units in our private placement offering. BBI was issued 48,000 shares of common stock and 24,000 common stock purchase warrants exercisable at $11.00 per share.

                            DESCRIPTION OF SECURITIES


         We are currently authorized to issue up to 25,000,000 shares of common stock, $0.001 par value. On May 15, 2000 14,214,019 shares of common stock were issued and outstanding. We are authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value of which no shares are issued and outstanding. Also as of that date, there are warrants to purchase 1,767,800 shares of common stock outstanding.


COMMON STOCK


         We are authorized to issue 25,000,000 shares of common stock, of which, as of the date of this prospectus, 14,214,019 shares are outstanding and held by at least 473 holders of record. All outstanding shares are validly authorized and issued, fully paid and non-assessable.


         The holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of our company, holders of the shares are entitled to share ratably in all assets remaining after payment of liabilities. Holders of the shares have no preemptive rights and have no rights to convert their shares into any other securities.

PREFERRED STOCK

         We are authorized to issue up to 5,000,000 shares of preferred stock. We have not designated any classes of preferred stock. As of the date of this prospectus no shares of preferred stock are issued and outstanding.

WARRANTS


         On May 15, 2000, there were warrants to purchase an aggregate of 1,767,800 shares of common stock outstanding. Those warrants were issued under terms and conditions as described below.


         In connection with our private offering of certain of our securities over the period August 24, 1998 to December 28, 1998, we issued warrants to purchase 1,030,000 shares of common stock. These 1998 warrants are exercisable at $3.75 per share on or prior to October 1, 2001, the expiration date of the 1998 warrants. On May 5, 2000 we called the 1998 warrants for exercise as the average closing bid price for our common stock had been equal to or greater than $7.50 per share for a consecutive period of more than thirty days. The call period will end on June 9, 2000, after which date the 1998 warrants shall terminate.

As of April 28, 2000, warrants to purchase 25,000 shares of common stock have been exercised by warrant holders.

         In connection with our private offering of certain of our securities over the period from May 20, 1999 to February 1, 2000, we have issued warrants to purchase 723,000 shares of common stock. These 1999 warrants are exercisable at $11.00 per share on or prior to August 1, 2004, the expiration date of the 1999 warrants. We may call the 1999 warrants for exercise if the average closing bid price for our common stock is equal to or greater than $20.00 per share of common stock for any consecutive period of thirty days.

         On April 20, 2000, we issued an aggregate of warrants to purchase 19,800 shares of common stock to three non-U.S. firms, and an individual in the U.S. under the terms of Finder's Agreements in relation to the November 1999 Offering. Each warrant entitles the holder to purchase one share at a price of $11.00 until their expiration on August 1, 2004 under the same terms as the 1999 warrants.

         Except where indicated the following rights and obligations apply to both the 1998 and 1999 warrants. Warrant holders do not have any voting or any other rights as stockholders. The exercise price and the number of shares of common stock issuable on exercise of the warrants are subject to adjustment in certain circumstances against dilution, including reorganization, consolidation, merger, sale or conveyance of all or substantially all of its assets, or if we shall by subdivision, combination or reclassification of securities, change the warrant stock into the same or a different number of securities. The warrants may be exercised upon the surrender of the warrant certificate on or prior to the expiration date (or earlier redemption date) of such warrant at the offices of our transfer agent, with the form of a Notice of Exercise, completed and executed, accompanied by payment of the full exercise price (by certified or bank check, payable to the order of Axonyx), for the number of shares with respect to which the warrant is being exercised. Pursuant to Registration Rights Agreements, certain piggy-back registration rights apply respectively to the warrant stock issuable upon exercise of the 1998 and 1999 warrants. We are not required to issue fractional shares upon the exercise of the warrants.

OPTIONS.


         As of May 15, 2000, we had options outstanding to purchase an aggregate of approximately 1,554,651 shares of our common stock at prices ranging from $0.001 to $3.11 per share and for exercise periods ranging from 12/1/2000 to 1/1/2009, except for the 90,951 outstanding options granted to NYU, Dr. Blas Frangione and Dr. Claudio Soto that have exercise periods pegged to the dates on which we achieve certain equity capitalization milestones.

SHARES ELIGIBLE FOR FUTURE SALE


         As of the date of this prospectus, 14,214,019 shares of our common stock are outstanding of which 13,026,017 shares are "restricted securities" as such term is defined under the Securities Act of 1933, exclusive of the shares to be sold pursuant to the registration statement.


         In general, Rule 144 permits a shareholder who has beneficially owned restricted shares of common stock for at least one year to sell without registration, within any three-month period, that number of shares not exceeding the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume over a defined period of time, assuming our compliance with certain reporting requirements of Rule 144. Furthermore, if the restricted shares of common stock are held for at least two years by a person not affiliated with our company (in general, a person who is not an executive officer, director or principal shareholder during the three month period prior to resale), those restricted shares can be sold without any volume limitation. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of our common stock.

                            SELLING SECURITY HOLDERS

         We have listed below:

-        the name of each selling security holder

- the number of shares of common stock beneficially owned by the selling security holder as of the date of this prospectus

- we give effect to the exercise of the selling security holders' warrants into shares of our common stock

-        the number of shares being offered by each of them

         After the offering, assuming all shares offered hereby are sold, none of the selling security holders will own one percent or more of the outstanding shares of our common stock.

         Except as otherwise noted below, during the last three years no selling security holder has been an officer, director or affiliate of our company, nor has any selling security solder had any material relationship with our company during that period.

         The shares being offered hereby are being registered to permit public secondary trading, and the selling security holders are under no obligation to either (a) exercise the selling security holders' warrants, or
(b) if exercised, to sell all or any portion of their shares of common stock immediately after this prospectus. The warrants are currently callable and we may call the warrants for exercise. Because the selling security holders may exercise all or a portion of their warrants and sell all or a portion of the shares issuable upon such exercise, no estimate can be given as to the number of shares of common stock that will be held by any selling security holder upon termination of this offering. Accordingly, the following table assumes (i) the exercise of all of the selling security holders' warrants, and (ii) the sale of all shares issuable upon the exercise of warrants by the selling security holders immediately following the date of this prospectus.


                                      Shares Owned            Shares Available          Shares
                                      Prior to this           Pursuant to               Owned After
Selling Security Holder               Offering                this Prospectus           Offering
-----------------------               -------------           ----------------          -----------
Alexander & Judith Angerman
Family Trust                          103,000                 80,000                    23,000

Andiman Family Trust                  20,000                  10,000                    10,000

Anka Consultants, Ltd.                80,000                  40,000                    40,000

Gary Ballen                           64,200                  15,000                    49,200

Steve Boom                            40,000                  20,000                    20,000

Walter Bowen                          26,000                  10,000                    16,000

Elizabeth Bowen Trust                 13,000                   5,000                     8,000

Jonathan Bowen Trust                  13,000                   5,000                     8,000

Joyce Bronow
& Judith Goldman                      10,000                   5,000                     5,000

Andrew Burg                           20,000                  10,000                    10,000

Charles Schwab & Co., Inc.
FBO William F. Mills IRA              10,000                   5,000                     5,000

Louis Cornacchia                      16,000                  10,000                     6,000

Dain Rauscher
FBO Drew Pettus IRA                   20,000                  10,000                    10,000

Daniel and Ruth De Palma              40,000                  20,000                    20,000

Dean Witter Reynolds
FBO Melvin Reiter IRA                 20,000                  10,000                    10,000

Dubin Ltd. LLC                        40,000                  20,000                    20,000

Everen Clearing Corp
FBO Jeremy Rothstein IRA              20,000                  10,000                    10,000

Everen Clearing Corp

                                                                              51


FBO Rosalin Rothstein IRA             10,000                   5,000                     5,000

Richard Fedder, M.D.                  80,000                  40,000                    40,000

Mike and Christine Feves              52,000                  20,000                    32,000

Stanley and Leslie Friedman           44,000                  20,000                    24,000

Glen Leopold Trustee of
Frightwriter Retirement Trust         20,000                  10,000                    20,000

Stephen Glick                         10,000                   5,000                     5,000

Stephen and Maureen Graham            20,000                  10,000                    10,000

Great Bay A.V.V.                     104,000                  50,000                    54,000

Brian Heffernan                       10,000                  10,000                         0

Jeffrey Helfenstein                   20,000                  10,000                    10,000

Sanford Hillsberg                      5,000                   5,000                         0

Donald Iodice                         20,000                  10,000                    10,000

Intertrend Management Ltd.            82,000                  30,000                    52,000

Carl and Beverly Jacobs               20,000                  10,000                    10,000

Aaron Jacoby                          20,000                  10,000                    10,000

Gary and Susan Kaplan                 61,000                  20,000                    41,000

Lisa Kline                             5,000                   5,000                         0

Elena Konstat                         32,000                  10,000                    22,000

Fred and Barbara Kumetz               10,000                   5,000                     5,000

Tracy Lamonica                        17,000                   5,000                    12,000

Lawrence M. Richman M.D. Inc.,
Profit Sharing Plan FBO
Lawrence Richman                      20,000                  10,000                    10,000

Esther Fedder Lifshutz                46,000                  20,000                    26,000

Lincoln Trust
FBO Manuel Graiwer                    55,000                  20,000                    35,000

David Lokey                           60,000                  30,000                    30,000

Dennis Lowry                          20,000                  10,000                    10,000

Stephen Markus, M.D.                  20,000                  10,000                    10,000

                                                                              52

Mark Mellick                          10,000          5,000                      5,000

Richard Memsic                        30,000         15,000                     15,000

Michael and Lisa Levey
Revocable Trust                       56,000         15,000                     31,000

William and Elaine Mills              20,000         10,000                     10,000

Norman Nemoy M.D.                     30,000         15,000                     15,000

Kent and Laurie Pfeiffer              37,000         20,000                     17,000

Arthur and Dee Piculell               20,000         10,000                     10,000

Wendy Feldman Purner                  10,000         10,000                          0

Justin and Virginia Rattner           60,000         30,000                     30,000

Sidney Richlin                         9,000          5,000                      4,000

Ronald and Cynthia Rosen              20,000         10,000                     10,000

Kenneth Rowen                         52,000         20,000                     32,000

Kenneth Rowen Pension Trust           46,000         20,000                     26,000

Richard Salit                         10,000          5,000                      5,000

Elliot and Jennifer Shelton           20,000         10,000                     10,000

Philip and Debra Sobol                32,000         20,000                     12,000

Thomas and Michele Somers             26,000         10,000                     16,000

Stanley Joseph Living Trust           80,000         40,000                     40,000

The Solomon Family Trust              20,000         10,000                     10,000

Umbria Limited                        40,000         20,000                     20,000

Voorschoten 76 N.V.                   25,000         10,000                     15,000

Edward Wachtel                        16,000          5,000                     11,000

Edward and Ann Weston                 26,000         10,000                     16,000

William & Anna Tenenblatt Trust       60,000         30,000                     30,000

Moises Wittemberg                     42,000         20,000                     22,000

Jan Zakowski                          26,000         10,000                     16,000


The information contained in the foregoing table is derived from our books and records, as well as from our transfer agent. Of the 1,060,000 shares, 1,005,000 are issuable upon the exercise of outstanding warrants and 55,000 shares are currently held by selling security holders.

         We have undertaken to maintain the registration current for a period of not less than nine months from the effective date of the registration statement of which this prospectus is a part in order that sales of shares may be made by the selling security holders. We have agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares, including, but not limited to, all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay selling commissions and expenses associated with any sales by the selling security holders. We have agreed to indemnify the selling security holders against civil liabilities including liabilities under the Securities Act of 1933. The selling security holders have advised us that sales of their shares may be made from time to time by or for the accounts of the selling security holders in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices.

                              PLAN OF DISTRIBUTION

         The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees or other successors in interest. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions or through sales to one or more broker-dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with the sales of securities. The shares offered by the selling security holders may be sold by one or more of the following methods, including without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principals to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the prospectus; (c) ordinary brokerage transactions and transactions in which the broker may solicit purchases, and
(d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling security holders and intermediaries through whom the securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the shares offered, and any profits realized or commission received may be deemed underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the shares purchased from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         Whenever we are notified by the selling security holders that any material arrangement has been entered into with a broker-dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, agent or underwriter, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Act. The supplemental prospectus will disclose (a) the name of each broker-dealer, agent or underwriter, (b) the number of shares involved, (c) the price at which the shares were sold, (d) the commissions paid or discounts or concessions allowed to broker-dealer(s), agent(s) or underwriter(s) or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable, (e) that the broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

         We have informed the selling security holders that the anti-manipulative rules under the Exchange Act, including Regulation M thereunder, may apply to their sales in the market and has furnished each of the selling security holders with a copy of these rules. We have also informed the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities registered hereunder.

         Sales of shares by the selling security holders or even the potential of such sales would likely have an adverse effect on the market price of the shares offered hereby.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         Pursuant to our merger with Ionosphere, Inc., our management decided, on a post merger basis, to retain Richard A. Eisner & Company, LLC ("RAE") as our independent auditors. RAE had audited the financial statements of Axonyx Inc. for the fiscal year ended December 31, 1997. Our Board of Directors appointed RAE as its accountants on December 1, 1998 to audit its financial statements for the year ending December 31, 1998. This decision was ratified at a Special Meeting of Stockholders of Axonyx Inc. on December 28, 1998 concurrent with the consummation of the merger. On July 27, 1999, our Board of Directors appointed RAE as its accountants to audit its financial statements for the year ending December 31, 1999. This appointment was ratified at an Annual Meeting of Stockholders on September 17, 1999. On March 24, 2000, our Board of Directors appointed RAE as it accountants to audit its financial statements for the year ending December 31, 2000.

         Barry L. Friedman, CPA of 1582 Tulita Drive, Las Vegas, NV 89123 audited the financial statements of Ionosphere, Inc. for various periods from July 29, 1997 (inception) to May 21, 1998. During the engagement of Mr. Friedman as independent auditors of Ionosphere, Inc., there were no disagreements with either auditor on any matter accounting principles or practices, financial statement disclosure or auditing scope or procedure. Mr. Friedman noted Ionosphere, Inc.'s lack of operations and revenue and its need for additional capital. These factors raised substantial doubt about Ionosphere, Inc.'s ability to continue as a going concern. Mr. Friedman services as Ionosphere, Inc.'s independent auditor was ended on December 6, 1998 by Board of Directors resolution, the date on which James E. Slayton, CPA, was appointed as Ionosphere, Inc.'s interim independent auditor. The change of independent auditors was made on the basis of the relative fees charged by each individual and the time constraints imposed by the pending merger.

         James E. Slayton, CPA of 3867 West Market St., Suite 208, Akron, OH 44333 audited the balance sheet of Ionosphere, Inc. as of November 30, 1998 and the statements of operations, stockholder's equity and cash flows for the period January 1, 1998 to November 30, 1998. During the engagement of Mr. Slayton as the independent auditor of Ionosphere, Inc., there were no disagreements with Mr. Slayton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Mr. Slayton noted Ionosphere, Inc.'s lack of revenue and its need for additional capital. These factors raised substantial doubt about Ionosphere, Inc.'s ability to continue as a going concern.

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida.

                                     EXPERTS

         Our financial statements appearing in this prospectus have been audited by Richard A. Eisner & Company, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing herein, which are included herein in reliance upon such report, given upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also publicly available through the SEC's web site on the Internet at http://www.sec.gov. Our trading symbol is "AXYX".

         This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Descriptions of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each statement being qualified in its entirety by such reference.

         The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

-    Registration Statement on Form 10-SB, filed March 17, 1999;

-    Amendment No. 1 to Form 10-SB, filed August 10, 1999;

-    Quarterly Report on Form 10-Q, filed June 29, 1999

-    Quarterly Report on Form 10-Q, filed August 16, 1999

-    Quarterly Report on Form 10-QSB, filed November 1, 1999

-    Annual Report on Form 10-KSB, filed March 13, 2000

-    Quarterly Report on Form 10-QSB, filed May 15, 2000

         At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Direct your request to us at Axonyx Inc., 825 Third Ave., 40th Floor, New York, New York 10022, Attention: Michael Strage, Vice President & Treasurer, telephone (212) 688-4770.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements, dated December 31, 1999....................  F-2

Unaudited Financial Statements, dated March 31, 2000.....................  F-16

                                   AXONYX INC.

                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                     (AUDITED)

                                DECEMBER 31, 1999

AXONYX INC.
(a development stage company)

CONTENTS

                                                                                                     PAGE
                                                                                                     ----
FINANCIAL STATEMENTS

   Independent auditors' report                                                                       F-4

   Balance sheet as of December 31, 1999                                                              F-5

   Statements of operations for the years ended December 31, 1999, 1998 and for the period
      January 9, 1997 (commencement of operations) through December 31, 1999                          F-6

   Statements of changes in stockholders' equity for the years ended December 31, 1999, 1998
      and for the period January 9, 1997 (commencement of operations) through December 31, 1997       F-7

   Statements of cash flows for the years ended December 31, 1999, 1998 and for the period
      January 9, 1997 (commencement of operations) through December 31, 1999                          F-8

   Notes to financial statements                                                                      F-9

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Axonyx Inc.

We have audited the accompanying balance sheet of Axonyx Inc. (a development stage company) as of December 31, 1999 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years ended December 31, 1999 and 1998 and for the period January 9, 1997 (commencement of operations) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Axonyx Inc. as of December 31, 1999, and the results of its operations and its cash flows for each of the years ended December 31, 1999 and 1998 and for the period January 9, 1997 (commencement of operations) through December 31, 1999 in accordance with generally accepted accounting principles.

Richard A. Eisner & Company, LLP

New York, New York
February 9, 2000

AXONYX INC.
(a development stage company)


BALANCE SHEET
DECEMBER 31, 1999

ASSETS
Current assets:
   Cash and cash equivalents                                                         $  5,409,000
   Stock subscriptions receivable (collected in January and February 2000)                298,000
   Other assets                                                                            22,000
                                                                                     ------------
      Total current assets                                                              5,729,000

Equipment, net of accumulated depreciation of $3,000                                       15,000
                                                                                     ------------
                                                                                     $  5,744,000
                                                                                     ============
LIABILITIES
Current liabilities:
   Accounts payable and accrued expenses                                             $    353,000
   Deferred revenue                                                                       104,000
                                                                                     ------------
      Total current liabilities                                                           457,000
                                                                                     ------------
Commitments

STOCKHOLDERS' EQUITY (Note A)
Preferred stock - $.001 par value, 5,000,000 shares authorized; none issued
Common stock - $.001 par value, 25,000,000 shares authorized; 13,579,076 shares
  issued and outstanding (including 305,074 shares issuable)                               13,000
Additional paid-in capital                                                             11,655,000
Unearned compensation - stock/options                                                     (29,000)
Deficit accumulated during the development stage                                       (6,352,000)
                                                                                     ------------
      Total stockholders' equity                                                        5,287,000
                                                                                     ------------
                                                                                     $  5,744,000


SEE NOTES TO FINANCIAL STATEMENTS                                            F-5

AXONYX INC.
(a development stage company)


STATEMENTS OF OPERATIONS

                                                                                                            JANUARY 9,
                                                                                                              1997
                                                                                                          (COMMENCEMENT
                                                                              YEAR ENDED                  OF OPERATIONS)
                                                                              DECEMBER 31,                   THROUGH
                                                                     -------------------------------       DECEMBER 31,
                                                                         1999              1998                1999
                                                                     ------------       ------------       ------------
Revenue                                                              $    146,000                          $    146,000
                                                                     ------------                          ------------
Costs and expenses:
   Research and development (including equity related
      charges of $2,256,000 in 1999 and $23,000 in 1998)                3,000,000       $    353,000          3,835,000
   General and administrative (including equity related charges
      of $849,000 in 1999 and $95,000 in 1998)                          2,206,000            289,000          2,711,000
                                                                     ------------       ------------       ------------
                                                                        5,206,000            642,000          6,546,000
                                                                     ------------       ------------       ------------
Loss from operations                                                   (5,060,000)          (642,000)        (6,400,000)
Interest expense                                                          (13,000)           (10,000)           (23,000)
Interest income                                                            71,000                                71,000
                                                                     ------------       ------------       ------------
NET LOSS/COMPREHENSIVE LOSS                                          $ (5,002,000)      $   (652,000)      $ (6,352,000)
                                                                     ============       ============       ============
NET LOSS PER COMMON SHARE -- BASIC AND DILUTED                              $(.39)             $(.07)
                                                                     ============       ============
WEIGHTED AVERAGE SHARES -- BASIC AND DILUTED                           12,668,000          9,886,000
                                                                     ============       ============


SEE NOTES TO FINANCIAL STATEMENTS                                            F-6

AXONYX INC.
(a development stage company)


STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Note A)


                                                                                 COMMON STOCK
                                                                      --------------------------------
                                                                         NUMBER                               ADDITIONAL
                                                                           OF                                  PAID-IN
                                                                         SHARES             AMOUNT             CAPITAL
                                                                      ------------       --------------      ------------
Issuance of founders' common stock at $.001 per share                    7,900,000       $        8,000      $     (6,000)
Issuance of common stock -- March 5, 1997 at $.40 per share              1,000,000                1,000           399,000
Issuance of common stock to New York University and
   scientists at $.40 per share for services -- April 1, 1997              600,000                1,000           239,000
Common stock issued to Director -- August 27, 1997                         500,000                                190,000
Stock options granted                                                                                              57,000
Amortization
Net loss
                                                                      ------------       --------------      ------------
BALANCE -- DECEMBER 31, 1997                                            10,000,000               10,000           879,000
Issuance of common stock and warrants (net of expenses of
   $16,000) -- October 9, 1998 to December 31, 1998 at
   $25,000 per unit                                                      1,020,000                1,000         2,533,000
Shares deemed issued to stockholders (net of costs of $52,000) --
   December 28, 1998                                                     1,200,002                1,000           (49,000)
Amortization
Net loss
                                                                      ------------       --------------      ------------
BALANCE -- DECEMBER 31, 1998                                            12,220,002               12,000         3,363,000
Issuance of common stock and warrants (net of expenses of
   $5,000) -- January 1999                                                  10,000                                 20,000
Issuance of common stock and warrants -- October 1999                       20,000                                100,000
Issuance of common stock and warrants (net of expenses of
   $243,000) -- May 24, 1999 to December 31, 1999                          820,000                1,000         4,879,000
Issuance of stock for services -- June 1999                                104,000                                858,000
Stock options granted                                                                                             270,000
Common stock issued on conversion of notes -- September 1999               100,000                                200,000
Shares issuable to New York University and scientists                      305,074                              1,965,000
Amortization
Net loss
                                                                      ------------       --------------      ------------
BALANCE -- DECEMBER 31, 1999                                            13,579,076       $       13,000      $ 11,668,000
                                                                      ============       ==============      ============


                                                                                             DEFICIT
                                                                        UNEARNED           ACCUMULATED
                                                                      COMPENSATION -        DURING THE            TOTAL
                                                                          STOCK/            DEVELOPMENT        STOCKHOLDERS'
                                                                         OPTIONS               STAGE              EQUITY
                                                                      --------------       --------------       -----------
Issuance of founders' common stock at $.001 per share                                                           $     2,000
Issuance of common stock -- March 5, 1997 at $.40 per share                                                         400,000
Issuance of common stock to New York University and
   scientists at $.40 per share for services -- April 1, 1997                                                       240,000
Common stock issued to Director -- August 27, 1997                    $     (190,000)                                     0
Stock options granted                                                        (57,000)                                     0
Amortization                                                                  88,000                                 88,000
Net loss                                                                                                           (698,000)
                                                                      --------------       --------------       -----------
BALANCE -- DECEMBER 31, 1997                                                (159,000)            (698,000)           32,000
Issuance of common stock and warrants (net of expenses of
   $16,000) -- October 9, 1998 to December 31, 1998 at
   $25,000 per unit                                                                                               2,534,000
Shares deemed issued to stockholders (net of costs of $52,000) --
   December 28, 1998                                                                                                (48,000)
Amortization                                                                 118,000                                118,000
Net loss                                                                                         (652,000)         (652,000)
                                                                      --------------       --------------       -----------
BALANCE -- DECEMBER 31, 1998                                                 (41,000)          (1,350,000)        1,984,000
Issuance of common stock and warrants (net of expenses of
   $5,000) -- January 1999                                                                                           20,000
Issuance of common stock and warrants -- October 1999                                                               100,000
Issuance of common stock and warrants (net of expenses of
   $230,000) -- May 24, 1999 to December 31, 1999                                                                 4,880,000
Issuance of stock for services -- June 1999                                                                         858,000
Stock options granted                                                       (270,000)                                     0
Common stock issued on conversion of notes -- September 1999                                                        200,000
Shares issuable to New York University and scientists                                                             1,965,000
Amortization                                                                 282,000                                282,000
Net loss                                                                                       (5,002,000)       (5,002,000)
                                                                      --------------       --------------       -----------
BALANCE -- DECEMBER 31, 1999                                          $      (29,000)      $   (6,352,000)      $ 5,319,000
                                                                      ==============       ==============       ===========



SEE NOTES TO FINANCIAL STATEMENTS                                           F-7

AXONYX INC.
(a development stage company)


STATEMENTS OF CASH FLOWS

                                                                                                  JANUARY 9,
                                                                                                     1997
                                                                                                 (COMMENCEMENT
                                                                          YEAR ENDED             OF OPERATIONS)
                                                                         DECEMBER 31,                THROUGH
                                                                -----------------------------       DECEMBER 31,
                                                                    1999             1998              1999
                                                                -----------       -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                     $(5,002,000)      $  (652,000)      $(6,352,000)
   Adjustments to reconcile net loss to net cash used in
      operating activities:
        Depreciation and amortization                               284,000           118,000           491,000
        Stock and options for services                            2,823,000                           3,063,000
        Changes in:
           Other current assets                                     (18,000)                            (18,000)
           Accrued expenses and deferred revenue                    328,000            67,000           457,000
                                                                -----------       -----------       -----------
              Net cash used in operating activities              (1,585,000)         (467,000)       (2,359,000)
                                                                -----------       -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                                            (16,000)                            (18,000)
                                                                -----------                         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from convertible notes payable                                            200,000           200,000
   Net proceeds from issuance of common stock and warrants        5,452,000         1,854,000         7,638,000
   Cost of merger                                                                     (52,000)          (52,000)
                                                                -----------       -----------       -----------
              Net cash provided by financing activities           5,452,000         2,002,000         7,786,000
                                                                -----------       -----------       -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                         3,851,000         1,535,000         5,409,000
Cash and cash equivalents at beginning of period                  1,558,000            23,000
                                                                -----------       -----------       -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                      $ 5,409,000       $ 1,558,000       $ 5,409,000
                                                                ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                       $    23,000                         $    23,000

NONCASH FINANCING ACTIVITIES:
   Notes converted into common shares                           $   200,000                         $   200,000


SEE NOTES TO FINANCIAL STATEMENTS                                            F-8

AXONYX INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999


NOTE A - THE COMPANY

Ionosphere, Inc. ("Ionosphere"), an inactive corporation, was incorporated in the State of Nevada on July 29, 1997. Effective December 28, 1998, Axonyx Inc. ("Axonyx" or the "Company"), a Delaware corporation (formed September 1996), merged into Ionosphere. The merger was consummated through an exchange of shares that resulted in the former Axonyx stockholders receiving control of Ionosphere. The merger has been treated as a capital transaction for accounting purposes. In connection therewith, Axonyx's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by Ionosphere in the transaction while Axonyx's historical accumulated deficit was carried forward. The operations reflect those of Axonyx from the commencement of its operations (January 9, 1997). On December 28, 1998, Ionosphere changed its name to Axonyx Inc. The Company's efforts are devoted to the discovery, development and acquisition of proprietary pharmaceutical compounds and new technologies useful for the treatment of cognitive disorders including Alzheimer's Disease.

The Company is subject to those risks associated with development stage companies. The Company has sustained recurring losses since inception and additional financing will be required by the Company to fund its research and development activities and to support operations beyond December 31, 2000. However, there is no assurance that the Company will develop a commercial product, and that the Food and Drug Administration will grant approval to the Company's products or that profitable operations can be attained.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

[1]      CASH EQUIVALENTS:

         The Company considers all money market accounts and time deposits with a maturity of three months or less at the time of purchase to be cash equivalents.

[2]      EQUIPMENT:

         Equipment is carried at cost less an allowance for depreciation. Depreciation is recorded using the straight-line method over its estimated useful life of five years.

[3]      RESEARCH, DEVELOPMENT AND PATENT:

         Research and development costs including certain costs related to patent applications are charged to operations as incurred.

[4]      USE OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

[5]      REVENUE RECOGNITION:

         The Company defers recognition of revenue from up-front fees unless they represent the culmination of a separate earnings process. Such fees are recognized in income over the term of the arrangement.

AXONYX INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999


NOTE B - SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

[6]      STOCK-BASED COMPENSATION:

         The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to apply the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to apply APB 25 in accounting for its employees' stock options.

[7]      NET LOSS PER COMMON SHARE:

         Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net loss by the weighted average number of outstanding common shares during the year. As all potential common shares are anti-dilutive, the effects of options, warrants and convertible securities are not included in the calculation of diluted loss per share, except certain anti-dilution options which are exercisable for nominal consideration under the terms of the agreements with certain stockholders (see
         Note F[6]).

[8]      COMPREHENSIVE LOSS:

         Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" requires the reporting of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. The Company had no such other comprehensive items to report.

[9]      CONCENTRATION OF CREDIT RISK:

         Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. The Company primarily holds its cash and cash equivalents in two United States banks. Deposits in excess of federally insured limits were approximately $3,300,000 at December 31, 1999. In addition, the Company maintains approximately $1,100,000 in foreign bank accounts ($1,000,000 of which is United States dollar denominated).

NOTE C - DEVELOPMENT AND LICENSING AGREEMENTS

[1]      AGREEMENT WITH NEW YORK UNIVERSITY ("NYU")

         In April 1997, the Company entered into a research and license agreement with NYU, as amended to provide funding and sponsor the research relating to the diagnosis and treatment of Alzheimer's Disease and other amyloidosis disorders, in exchange for a payment of $25,000 upon signing of the agreement, sixteen consecutive quarterly payments of $75,000 beginning on April 1, 1997, and 600,000 shares of common stock with a fair value of $240,000 (issued to NYU and its scientists, collectively "NYU stockholders"). The agreement also provides for payments to NYU aggregating $175,000 upon achieving certain clinical and regulatory milestones. In addition, the Company has agreed to pay NYU royalties of up to 4% of net product sales under the agreement with minimum royalty payments of $150,000 beginning January 1, 2003 through the expiration or termination of the agreement, as defined.

         Through December 31, 1999, the Company has paid $850,000 to NYU under the agreement.

AXONYX INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999


NOTE C - DEVELOPMENT AND LICENSING AGREEMENTS  (CONTINUED)

[2]      AGREEMENT WITH CURE, L.L.C. ("CURE")

         On February 27, 1997, the Company entered into a sub-license agreement ("CURE Agreement") with CURE where the Company would receive the rights covering the patents that CURE obtained through the "PHS Patent License Agreement-Exclusive" it entered into with the Public Health Service. The CURE Agreement provided for a payment of $15,000 upon signing of the agreement and a payment of $10,000 six months after the signing of the agreement. The CURE Agreement also provides for payments to CURE aggregating $600,000 when certain clinical and regulatory milestones are achieved. In addition, the Company has agreed to pay CURE royalties of up to 3% of net product sales and sub-license royalties as defined under the agreement, with minimum annual royalty payments of $10,000 beginning on January 31, 2000 increasing to $25,000 per annum on commencement of sales of the product until the expiration or termination of the agreement. Any royalty payments made to CURE shall be credited against the minimum payments.

         Through December 31, 1999, the Company has paid $25,000 to CURE under the agreement.

[3]      AGREEMENT WITH APPLIED RESEARCH SYSTEMS ARS HOLDING N.V.:

         Effective as of May 17, 1999, Axonyx Inc. entered into a Development Agreement and Right to License (the "Development Agreement") with Applied Research Systems ARS Holding N.V., a wholly owned subsidiary of Ares Serono International, SA ("Ares Serono"). Under the Development Agreement, the Company granted an exclusive right to license its patent rights and know-how regarding its amyloid inhibitory peptide (AIP) and prion inhibitory peptide (PIP) technology to Ares Serono. Ares Serono paid Axonyx a nonrefundable fee for the right to license of $250,000. The right to license has a one-year term, renewable for an additional one-year term upon payment of an additional $500,000. In addition Ares Serono undertakes to conduct research on the AIP and PIP technology during the term of the Development Agreement. The parties also agreed to the basic licensing terms that will form the basis for the license agreement between the parties if Ares Serono exercises its right to license. The Company is amortizing the nonrefundable fee over the right to license term of one year. Accordingly, during the year ended December 31, 1999, revenues of $146,000 were recognized under this agreement and the balance of $104,000 is reflected as deferred revenue.

[4]      AGREEMENT WITH THE UNIVERSITY OF MELBOURNE (AUSTRALIA):

         On October 1, 1999, the Company entered into an agreement with the University of Melbourne (Australia). Under the Agreement, the Company committed to fund a research project at the University of Melbourne to develop a diagnostic test for Alzheimer's disease. In addition to the costs associated with the filing and prosecution of any patent applications, the Company has committed approximately $60,000 per year for each of the next three years to develop a diagnostic test for Alzheimer's disease. Both parties will own any resulting intellectual property as tenants in common in equal shares. In addition, the Company has an option to acquire for $25,000 each, an exclusive worldwide license for each intellectual property or patent resulting from the research project, and to an existing patent application.

[5]      AGREEMENT WITH NORTHWEST KINETICS, L.L.C.:

         In December 1999, the Company entered into a clinical research agreement with Northwest Kinetics, L.L.C. ("Northwest") to conduct a study. The Company has agreed to pay approximately $407,000 under the agreement. As of December 31, 1998 the Company has paid approximately $183,000 under the agreement.

AXONYX INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999


NOTE D - INCOME TAXES

At December 31, 1999, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $3,077,000, expiring through 2019, that may be used to offset future taxable income. Approximately $46,000 of such net operating loss carryforward is subject to annual limitation as a result of merger referred to in Note A.

The deferred tax consequences of temporary differences in reporting items for tax and financial accounting purposes at December 31, 1999 resulted primarily from certain expenses, aggregating $3,525,000 relating principally to research and development which is not currently deductible. At December 31, 1999 and 1998, the Company has deferred tax assets of approximately $2,971,000 and $466,000, respectively. The Company has not recorded a benefit from its net operating loss carryforward or expenses not currently deductible because realization of the benefit is uncertain and, therefore, a valuation allowance of $2,971,000 has been provided for the deferred tax asset.

NOTE E - RELATED PARTY TRANSACTIONS

During 1998 and 1997, a stockholder provided the Company the use of facilities. There was no charge for such utilization of space. In addition, other stockholders provided administrative support services to the Company without remuneration. Such transactions were not material for the year ended December 31, 1998 and for the period from January 9, 1997 to December 31, 1997.

In April and September of 1998, the Company issued convertible notes for an aggregate of $200,000 to a stockholder of the Company. The notes were due in 2000, bore interest at 9% and were convertible into common stock at $2 per share. During September 1999, the holder converted the notes into 100,000 shares of common stock.

In September 1998, the Company entered into agreements with two executive officers/stockholders for consulting services to be rendered to the Company. Such arrangement provides for a base compensation of $7,000 each per month through December 31, 1998.

NOTE F - STOCKHOLDERS' EQUITY

[1]      STOCKHOLDERS' AGREEMENT:

         Pursuant to a stockholders' agreement between NYU stockholders and certain founding stockholders ("Founders"), such Founders may not transfer any shares without written notice to NYU. In addition, Founders shall not be granted registration rights unless NYU stockholders are granted such rights on the same terms and conditions. Such agreement terminates on an initial public offering.

AXONYX INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999


NOTE F - STOCKHOLDERS' EQUITY  (CONTINUED)

[2]      PRIVATE PLACEMENTS:

         During 1998 and 1999, the Company sold 103 units in a private placement yielding net proceeds of $2,534,000 and $20,000 respectively. Each unit consisted of 10,000 shares of common stock and 10,000 warrants exercisable to purchase common stock at $3.75 per share.

         In October 1999 the Company received $100,000 on the sale of 20,000 shares of common stock and 20,000 warrants exercisable to purchase common stock at $11.00 per share.

         During 1999, the Company sold 205 units in a private placement yielding net proceeds of $4,880,000. Each unit consisted of 4,000 shares of common stock and 2,000 warrants to purchase common stock at $11.00 per share.

[3]      WARRANTS:

         At December 31, 1999, outstanding warrants to acquire shares of the Company's common stock are as follows:

                NUMBER OF
                 SHARES         EXERCISE        EXPIRATION          CALL
                RESERVED         PRICE             DATE             PRICE
                --------         -----             ----             -----
               1,030,000        $  3.75       October 1, 2001      $  7.50
                 430,000        $ 11.00       August 1, 2004       $ 20.00

         The warrants are subject to call by the Company if the average closing bid price of the Company's common stock is equal to or greater than the call price for any consecutive thirty days.

         At December 31, 1999 the weighted average exercise price of the warrants was $5.92 and the weighted average remaining contractual life of the warrants was 2.63 years.

[4]      COMMON STOCK:

         In August 1997, the Company awarded a Director 500,000 shares of common stock of which 250,000 shares vest through March 1, 1998 and thereafter on a monthly basis through March 1, 1999. The Company valued and expensed these shares at $190,000 which was recognized over the vesting period.

         On June 11, 1999 the Company issued 200,000 shares of restricted common stock to Infusion Capital Investment Corporation ("ICIC") pursuant to a one year Consulting Agreement under which ICIC and its affiliates undertook to perform investor relations and corporate development services on behalf of the Company. 100,000 of those shares were placed in escrow. Pursuant to the terms of the arrangement, if the Company exercises its right of termination after six months such shares would be returned to the Company. The Company terminated the arrangement and the escrow shares were returned and cancelled. The shares issued to ICIC were valued and expensed at $825,000, the market value at the date granted.

AXONYX INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999


NOTE F - STOCKHOLDERS' EQUITY  (CONTINUED)

[5]      STOCK SPLIT:

         Effective February 23, 1999, the Company approved a 2 for 1 stock split of its common stock. All share amounts in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

[6]      STOCK OPTIONS:

         The Company applies APB 25 and related interpretations in accounting for its employee stock options. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires the Company to elect either fair-value expense recognition or the disclosure-only alternative for stock-based employee compensation. The expense recognition provision encouraged by SFAS 123 would require fair-value based financial accounting to recognize compensation expense for the employee stock compensation plans. The Company has elected the disclosure-only alternative.

         During 1998, the Board of Directors and the stockholders of the Company approved a Stock Option Plan ("1998 Plan") which provides for the granting of options to purchase up to 2,000,000 shares of common stock, pursuant to which officers, directors, advisors and consultants are eligible to receive incentive and/or nonstatutory stock options. Options granted under the 1998 Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding capital stock may not exceed five years and their exercise price shall be granted at an option price not less than 110% of the fair value of the common stock at date of grant. Vesting of 1998 Plan options varies from fully vested at the date of grant to multiple year apportionment of vesting as determined by the Board of Directors.

         During the year ended December 31, 1997, Axonyx issued 150,000 options at an exercise price below the fair value of the stock to a consultant. Axonyx fair valued these options at $.38 each, representing the difference between the fair value of the common stock and the option exercise price, which was expensed. In connection with the merger in 1998, these options were exchanged for options under the 1998 Plan with the same terms.

         During the year ended December 31, 1999, the Company granted 47,100 options (25,500 options issued below fair market value) to consultants. In connection therewith the Company fair valued these options at $270,000 which was substantially expensed in 1999.

         Disclosures required under SFAS 123 for employee stock options granted as of December 31, 1999 and 1998 using the Black-Scholes option pricing model prescribed by SFAS 123 are provided below.

         The assumptions used during 1999 and the weighted average information is as follows:

             Risk-free interest rate                                 4.75% - 5.40%
             Expected dividend yield                                       0%
             Expected life                                            5 - 10 years
             Expected volatility                                          .30
             Weighted average grant-date fair value of options
                granted during the period                                $2.22

AXONYX INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999


NOTE F - STOCKHOLDERS' EQUITY  (CONTINUED)

[6]      STOCK OPTIONS: (CONTINUED)

         Had the Company elected to recognize compensation cost based on the fair value of the options at the date of grant as prescribed by SFAS No. 123, the Company's net loss would have been as presented in the pro forma amounts indicated below:

                                                                       YEAR ENDED
                                                                       DECEMBER 31,
                                                           ----------------------------------
                                                               1999                1998
                                                           -------------       -------------
     Net loss:
        As reported                                        $(4,983,000)          $(652,000)
        Pro forma                                           (5,301,000)           (652,000)

     Loss per share:
        As reported                                              $(.39)              $(.07)
        Pro forma                                                $(.42)              $(.07)

     Weighted average fair value of options granted              $2.22                $.38

       Stock option activity under the 1998 Plan is summarized as follows:

                                                       DECEMBER 31,
                                         --------------------------------------------
                                                1999                   1998
                                         --------------------   ---------------------
                                                    WEIGHTED                 WEIGHTED
                                                     AVERAGE                 AVERAGE
                                                     EXERCISE                EXERCISE
                                         SHARES       PRICE      SHARES       PRICE
                                         ------       -----      ------       -----
Options at beginning of year            150,000       $.02                    $.02
Options exchanged                                               150,000        .02
Options issued                          750,100       3.98
                                        -------                 -------
Options at end of year                  900,100       3.32      150,000        .02
                                        =======                 =======
Options exercisable at end of year      351,550       2.22      105,000        .02
                                        =======                 =======


         As of December 31, 1999, 1,099,900 options are available for future grant under the 1998 Plan.

AXONYX INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999


NOTE F - STOCKHOLDERS' EQUITY (CONTINUED)

[6]      STOCK OPTIONS: (CONTINUED)

         In connection with the merger transaction in 1988 (see Note A) the Company granted a consultant 30,000 stock options outside the 1998 Plan. These options are exercisable at $1.25 per share through January 5, 2001. In addition, the options have certain piggyback registration rights.

         Additional information with respect to option activity is summarized as follows:

                                                                     DECEMBER 31, 1999
                                         ------------------------------------------------------------------------
                                                 OPTIONS OUTSTANDING*                     OPTIONS EXERCISABLE*
                                         ---------------------------------------        -------------------------
                                                      WEIGHTED
                                                       AVERAGE          WEIGHTED                         WEIGHTED
                                                      REMAINING         AVERAGE                         AVERAGE
                    RANGE OF                        CONTRACTUALLY       EXERCISE                         EXERCISE
                EXERCISE PRICES          SHARES      (IN YEARS)           PRICE          SHARES           PRICE
                ---------------          ------      ----------           -----          ------           -----
                      $.02              150,000         2.67               $.02           150,000          $.02
                     $1.25               30,000         1.00               1.25            30,000          1.25
                 $2.87 - $3.11          596,600         8.93               2.95           161,300          2.95
                     $4.70                7,500         4.77               4.70             7,500          4.70
                 $7.20 - $8.50          146,000         9.68               8.15            32,750          8.13
                                     ----------                                     -------------
                                        930,100         7.74               3.26           381,550          2.14
                                     ==========                                     =============

               *Excludes NYU options (see below)

         In addition, in connection with the agreements entered into with NYU and its scientists, the Company granted certain options to purchase additional shares of the Company pursuant to certain antidilution provisions at a purchase price of $.001 per share ("NYU options"). The option agreements provide for the purchase of additional shares based on a formula of the Company's capital raising of up to $5,000,000 and $10,000,000.

         During the fourth quarter, in connection with the NYU options the Company recorded a charge of approximately $1,965,000 representing the 305,074 shares deemed issuable for nominal consideration under the agreement, based on the market prices at the option measurement dates. The Company has recognized this expense after a series of extensive communications with representatives of NYU and its scientists as to interpretating the calculations required under the agreements.

NOTE G - COMMITMENTS AND OTHER MATTERS

[1]      CONSULTING AGREEMENTS:

         In January 1998, the Company entered into a consulting agreement which required a $5,000 payment upon signing and $5,000 plus the issuance of up to 4,000 shares of common stock upon the achievement of certain milestones relating to Phenserine. During 1998, $10,000 was paid to this consultant. In addition, during 1999 the milestone was achieved and 4,000 shares of common stock was issued and valued at fair market value at date of grant of $33,000.

         In February 1998, the Company contracted with an institution to provide certain pharmaceutical services at a cost of $13,500. Through December 31, 1999 such amount was paid.

AXONYX INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999


NOTE G - COMMITMENTS AND OTHER MATTERS  (CONTINUED)

[2]      LEASE:

         The Company occupies office space under a sublease expiring February 2003. Minimum future annual rental payments are as follows:

               YEAR ENDING
              DECEMBER 31,
              ------------
               2000                                              $    108,000
               2001                                                   108,000
               2002                                                   108,000
               2003                                                    18,000
                                                                 ------------
                                                                 $    342,000

         Rent expense was approximately $45,000 and $0 for the years ended December 31, 1999 and 1998, respectively.

NOTE H - SUBSEQUENT EVENT

Through January 27, 2000, the Company sold an additional 156.5 units in a private placement. Each unit consists of 4,000 shares of common stock and 2,000 warrants to purchase common stock at $11.00 per share.


NOTE I - FOURTH QUARTER ADJUSTMENT (UNAUDITED)

In connection with the Company's expense recognition for the NYU options exercisable under certain antidilution provisions, the Company recorded a charge of $1,965,000 in 1999 (see Note F[6]). The interim 1999 financial statements did not reflect such expense. The effects of such adjustment for such expense recognition is to increase the losses in each of the first three quarters of 1999 as follows:

                                                                   THREE-MONTH PERIOD ENDED
                                    --------------------------------------------------------------------------------------
                                         MARCH 31, 1999                  JUNE 30, 1999               SEPTEMBER 30, 1999
                                    -------------------------      ------------------------       ------------------------
                                       AS                             AS                             AS
                                   ORIGINALLY           AS        ORIGINALLY          AS         ORIGINALLY          AS
                                    REPORTED         RESTATED      REPORTED        RESTATED       REPORTED        RESTATED
                                    --------         --------      --------        --------       --------        --------
     Equity related research
        and development
        charge under anti-
        dilution agreement                        $   399,000                   $     37,000                   $     776,000
                                                  ===========                   ============                   =============
     Net loss                    $   (481,000)    $  (880,000)   $   (402,000)  $   (439,000)   $   (674,000)  $  (1,450,000)
                                 ============     ===========    ============   ============    ============   =============
     Net loss per share -
        basic and diluted            $(.04)          $(.07)         $(.03)          $(.04)         $(.05)          $(.11)
                                     =====           =====          =====           =====          =====           =====

                                           SIX-MONTHS                    NINE-MONTHS
                                              ENDED                         ENDED
                                          JUNE 30, 1999               SEPTEMBER 30, 1999
                                    -------------------------      ------------------------
                                       AS                             AS
                                   ORIGINALLY           AS        ORIGINALLY          AS
                                    REPORTED         RESTATED      REPORTED        RESTATED
                                    --------         --------      --------        --------
     Equity related research
        and development
        charge under anti-
        dilution agreement                            436,000                      1,212,000
                                                  ===========                   ============
     Net loss                     (883,000)        (1,319,000)    (1,557,000)     (2,769,000)
                                 ============     ===========    ============   ============
     Net loss per share -
        basic and diluted            $(.07)          $(.11)         $(.13)          $(.22)
                                     =====           =====          =====           =====

                                   AXONYX INC.

                         (A DEVELOPMENT STAGE COMPANY)

                             FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                MARCH 31, 2000

                                   AXONYX INC.

                                      INDEX

PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements

         Balance Sheets - March 31, 2000 (unaudited)                       F-20

         Statements of Operations (unaudited)                              F-21

         Statements of Changes in Stockholders' Equity                     F-22

         Statements of Cash Flows (unaudited)                              F-23

         Notes to Financial Statements                                     F-24

PART I. FINANCIAL INFORMATION

ITEM I. Financial Statements
AXONYX INC.
(a development stage company)

BALANCE SHEETS


                                                                                  March 31,
ASSETS                                                                               2000
                                                                                ---------------
                                                                                 (unaudited)
Current Assets:
     Cash and cash equivalents                                                     $ 4,873,000
     Stock subscription receivable                                                           -
     Other                                                                              25,000
                                                                                   -----------

              Total current assets                                                   4,898,000

Equipment, net                                                                          24,000


Other Assets:
     Investments                                                                     3,800,000
     Deposit                                                                            27,000
                                                                                    ----------
                                                                                     3,827,000
                                                                                    ----------


                                                                                   $ 8,749,000
                                                                                   ===========

LIABILITIES
Current liabilities:
     Accrued expenses                                                              $   171,000
     Deferred revenue                                                                   42,000
                                                                                   -----------
                                                                                       213,000


STOCKHOLDERS' EQUITY
Preferred stock - $.001 par value, 5,000,000 shares authorized; none issued
Common Stock - $.001 par value, 25,000,000 shares authorized; 14,261,970                14,000
     and 13,579,076 shares issued and outstanding, respectively.
Additional paid-in capital                                                          15,779,000
Unearned compensation - stock/options                                                        -
Deficit accumulated during development stage                                        (7,257,000)
                                                                                   -----------

              Total stockholders' equity                                             8,536,000
                                                                                   -----------

                                                                                   $ 8,749,000
                                                                                   ===========

AXONYX INC.
(a development stage company)

STATEMENTS OF OPERATIONS
(unaudited)

                                                                                               January 9,
                                                                                                  1997
                                                                                              (inception)
                                                         Three months ended                     through
                                                              March 31,                        March 31,
                                                     2000                   1999                  2000
                                              -------------------    -------------------    -----------------
Revenue                                           $    63,000            $         -          $   209,000

Costs and expenses:
     Research and development                         614,000                520,000            4,449,000
     General and administrative                       396,000                369,000            3,107,000
                                                   ----------            -----------          -----------
                                                    1,010,000                889,000            7,556,000
                                                   ----------            -----------          -----------

Loss from operations                                 (947,000)              (889,000)          (7,347,000)

Interest expense                                            -                      -              (23,000)
Interest income                                        42,000                  9,000              113,000
                                                   -------------         -----------          -----------

Net loss                                          $  (905,000)           $  (880,000)         $(7,257,000)
                                                   ===========           ===========          ===========

Net loss per common share                         $     (0.07)           $     (0.07)
                                                   ==========            ===========

Weighted average shares-basic and diluted          13,879,009             12,230,002

AXONYX INC.
(a development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(unaudited)

                                         COMMON STOCK                                                DEFICIT
                                    ---------------------                          UNEARNED         ACCUMULATED
                                      NUMBER                     ADDITIONAL      COMPENSATION       DURING THE           TOTAL
                                        OF                        PAID-IN            STOCK          DEVELOPMENT      STOCKHOLDERS'
                                      SHARES       AMOUNT         CAPITAL           OPTIONS            STAGE            EQUITY
                                      ------       ------         -------           -------            -----            ------
BALANCE - DECEMBER 31,
  1999                              13,579,076    $ 13,000      $11,655,000         $ (29,000)      $ (6,352,000)     $ 5,287,000
Issuance of common stock
   and warrants, net                   670,600       1,000        3,860,000                                             3,861,000
Stock options granted                                               126,000          (126,000)                                  -
Shares issuable to New York
  University and scientists             12,294                      138,000                                               138,000
Amortization                                                                          155,000                             155,000
Net Loss                                     -           -                -                 -           (905,000)        (905,000)
                                    -----------   ---------     ------------        ---------       ------------      -----------
BALANCE - MARCH 31, 2000
                                    14,261,970    $ 14,000      $15,779,000         $       -       $ (7,257,000)     $ 8,536,000
                                    ===========   =========     ============        =========       ============      ===========

AXONYX INC.
(a development stage company)

STATEMENTS OF CASH FLOWS
(unaudited)

                                                                                                                January 9,
                                                                                                                   1997
                                                                                                               (inception)
                                                                                 Three months ended                through
                                                                                     March 31,                   March 31,
                                                                               2000             1999              2000
                                                                             ---------       ----------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Loss                                                               $ (905,000)      $ (880,000)      $(7,257,000)
     Adjustments to reconcile net loss to cash used in
        operating activities:
              Depreciation and amortization                                      1,000            1,000             4,000
              Issuance and amortization of compensatory
                 stock options                                                 155,000          151,000           643,000
              Cost of services paid with common stock                          138,000          399,000         3,201,000
              Changes in:
                 other assets                                                  (30,000)          (9,000)          (48,000)
                 accrued expenses and deferred revenue                        (244,000)         (19,000)          213,000
                                                                              ---------      ----------       -----------

                      Net cash used in operating activities                   (885,000)        (357,000)       (3,244,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of equipment                                                     (10,000)          (9,000)          (28,000)
     Investments                                                            (3,800,000)               -        (3,800,000)
                                                                            -----------      ----------        -----------

                     Net cash used in investing activities                  (3,810,000)          (9,000)       (3,828,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from convertible notes payable                                                          -           200,000
     Net proceeds from issuance of common stock and warrants                 4,159,000          720,000        11,797,000
     Cost of merger                                                                  -                -           (52,000)
                                                                            ----------       ----------       -----------

                      Net cash provided by financing activities              4,159,000          720,000        11,945,000

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS                          (536,000)         354,000         4,873,000
Cash and cash equivalents at beginning of period                             5,409,000        1,558,000                 -
                                                                            ----------       ----------       -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $4,873,000       $1,912,000       $ 4,873,000
                                                                            ==========       ==========       ===========

AXONYX INC.
(a development stage company)


NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000



(1)  FINANCIAL STATEMENT PRESENTATION

The unaudited financial statements of Axonyx Inc. (the "Company") herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the results of operations for the interim periods presented. Certain information and footnote disclosure normally included in the financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading. These financial statements and notes thereto should be read in conjunction with the financial statements and the notes thereto for the year ended December 31, 1999 included in the Company's Form 10-KSB filing. The results for the interim periods are not necessarily indicative of the results for the full fiscal year.



(2)  PRIVATE PLACEMENT:

The Company completed its private equity financing in Europe. During the period January 1, 2000 through March 31, 2000 the Company sold 156.5 units at $25,000 per unit. Each unit consists of 4,000 shares of common stock and 2,000 warrants to purchase common stock at $11.00 per share. In connection with the private placement the Company issued 39,600 shares of common stock and warrants to purchase 19,800 shares of common stock at $11.00 per share as finder's fees.



(3)  EXERCISE OF RIGHT TO LICENSE BY ARES SERONO

On May 2, 2000 Ares Serono International, S.A. ("Ares Serono") informed Axonyx that it is exercising its right to license certain of Axonyx's patent rights under the Development Agreement and Right to License signed with Axonyx in May 1999. The two companies are currently negotiating the final terms of a licensing agreement. Under the Development Agreement Ares Serono undertook research on Axonyx's Amyloid Inhibitory Peptides ("AIPs") and Prion Inhibitory Peptides ("PIPs") technology for a one year term, with a right to sublicense Axonyx's patent rights to the AIPs and the PIPs. Under a licensing agreement Ares Serono would continue the research and development of the AIP & PIP technologies initiated during the term of the Development Agreement. In addition, within 30 days of signing a license agreement with Axonyx, Ares Serono will pay Axonyx a nonrefundable licence fee of $1.5 million.